License Agreement Number: ________

BUCK-A-ROO$ HOLDING CORPORATION

LICENSE AGREEMENT

THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE (WHICH MAY REQUIRE ARBITRATION OR LITIGATION OUTSIDE YOUR STATE AMONG OTHER THINGS) AND OTHER PROVISIONS WHICH MAY LIMIT YOUR RIGHTS.

BEFORE YOU SIGN, YOU SHOULD CAREFULLY REVIEW ARTICLES 19 AND 21, ALONG WITH THE REST OF THIS AGREEMENT.

Licensor: Buck-A-Roo$ Holding Corporation

Licensee: Grocery Liquidators of America, LLC

Premises: Buck-A-Roo$ Store located at 16114 Lakewood Blvd., Bellflower, California 90706

Date of this Agreement: December 14, 2007

Expiration Date: December 14, 2017

In a number of places in this License Agreement, you are asked to initial certain items to show that they have been fully discussed with you, and read, understood and agreed to by you. Initialing those areas does not lessen the importance of other areas or mean they're not fully enforceable. Please initial below and at all other points indicated.

Your Initials: ______ / ______

1. INTRODUCTION, DEFINITIONS, AND PRELIMINARY AGREEMENTS.

1.1 Introduction.

A. Grocery Liquidators of America, LLC ("GLA")had previously developed methods of operating Buck-A-Roo$™ Stores which provide, at a retail level, through traditional "brick and mortar" stores, brand name and related products at substantial discounts for purchase by consumers, businesses and others. We refer to these businesses as "Traditional Buck-A-Roo$ Stores."

B. GLA transferred its right, title and interest in, to and under the Buck-A-Roo$ Intellectual Property to us pursuant to that certain Transfer of Intellectual Property Agreement dated December 1, 2007 between GLA and us.

C. To simplify this Agreement and make it easier to read and understand, we have defined certain terms used in this Agreement in Article 22. Capitalized words that are not defined in Article 22 are defined in the section where they first appear.

D. Your Buck-A-Roo$ license is a licensing arrangement, awarded under specific terms and conditions. You must comply fully with this Agreement and the Manuals in order to use the Buck-A-Roo$ Marks, System and other Intellectual Property.

E. You agree that it is critical to you, us and each Licensee or Franchisee for the System to be flexible to respond to commercial opportunities and challenges. An inability to change the System could adversely affect all Buck-A-Roo$ Licensees or Franchisees. Therefore, you agree that we have the unrestricted right to change, from time to time, the Manuals and the System and you agree to comply with the Manuals and the System as they are changed by us.

F. Every detail of your Buck-A-Roo$ Licensed Business is important - not only to you, but to us and to all Buck-A-Roo$ Licensees/Franchisees - to increase and maintain the value of the Marks and the businesses associated with them. Therefore, during the Term of this Agreement, you must develop, maintain and operate your Buck-A-Roo$ Licensed Business in accordance with each Buck-A-Roo$ System Standard, which we have the unrestricted right to modify and supplement from time to time, and you understand that such changes may require additional investments and/or changes by you in operations and other areas of your Buck-A-Roo$ Licensed Business.

G. Without your commitment to the System and to fulfill each of your obligations detailed in this Agreement, we would not award a Buck-A-Roo$ license to you.

2. AWARD OF LICENSE.

2.1 Award of License; Term, Your Basic Commitment.

A. We are pleased to award you a license to operate the Traditional Buck-A-Roo$ Store at the locations (to be consented to by us) in the Territory described on Exhibit 2.2, and to use the Marks and the Buck-A-Roo$™ System in the operation of the Traditional Buck-A-Roo$ Store. The license is awarded for a term of 10 years, commencing on the date of this Agreement; but if the lease or sublease for the Premises is terminated or expires before the end of such license term (and no substitute location has been consented to by us in writing and occupied by you before the termination/expiration of such lease/sublease), we have the unrestricted right to Terminate this Agreement as of the termination/expiration of such lease/sublease. In any event, we own the relationship with each of the past, present and future clients and customers of each of your past, present and future Buck-A-Roo$ Licensed Businesses.

B. The Term of this Agreement will be for the Term provided in Section 2.1(A) subject to earlier termination upon termination/expiration of the relevant lease/sublease as described in Section 2.1 (A), above. The applicable Expiration Date is noted on the first page of this Agreement.

C. The license awarded to you by this Agreement is to operate a Buck-A-Roo$ Store and to use the Marks and the System only for purposes of conducting a business in accordance

with the provisions of this Agreement, the Manuals and other communications from us. You must not conduct the business of the Buck-A-Roo$ Stores, use the Marks and/or distribute the Products/Services from any location other than the Premises, or for any purpose other than as approved by us in writing. You must not conduct any activities from the Premises other than the operation of your Buck-A-Roo$ Stores without our prior written consent. You will not engage in any other business or activity that may conflict with your obligations under this Agreement or reduce the Gross Volume of your Buck-A-Roo$ Stores.

2.2 Scope of License Award, No Exclusive Territory, No Territorial or Similar Rights, Our Retained Rights, etc.

A. The License is awarded for the location listed in Section 2.1(A) only (the Premises), as accepted by us. You do not have and have not paid for any "exclusive territory" or any "exclusive," "protected" or "reserved" territorial, similar or other rights, and no such rights are granted or will be inferred. The license does not grant you any rights with respect to other and/or related businesses, products and/or services, in which we or any Licensor-Related Persons/Entities may be involved, now or in the future.

B. We and those we appoint have unrestricted rights to locate and/or consent to the location anywhere of other Buck-A-Roo$ (or any other brand) units and/or businesses and/or other distribution channels of any type, whether or not using the Marks or System and without regard to their customers' locations or the location of such businesses. You have no rights to exclude any such businesses. We (and the Licensor-Related Persons/Entities) can develop or become associated with other concepts (including dual branding and/or other license systems) for any kind of products and/or services, whether or not using the Buck-A-Roo$ System and/or the Marks, and have the unrestricted right to award licenses/franchises for (or otherwise license) units located anywhere and dealing with customers located anywhere.

Among other things, we and the Licensor-Related Persons/Entities expressly reserve all other rights, and can (along with anyone we designate):

1) own and/or operate ourselves, and/or authorize others to own and/or operate any kind of business anywhere, using any brand, including in proximity to your Traditional Buck-A-Roo$ Store;

2) offer and sell Buck-A-Roo$ brand (or any other brand) Products and Services (whether or not competitive) to customers located anywhere (including in proximity to your Traditional Buck-A-Roo$ Store) using any channel of distribution, including mail order, through the Internet or otherwise; AND

3) develop or become associated with other concepts (including dual branding and/or other license and/or franchise systems), whether or not using the Buck-A-Roo$ System and/or the Marks, and award licenses/franchises under such other concepts for locations anywhere.

C. We (and the Licensor-Related Persons/Entities) have the unrestricted right to acquire, be acquired by, merge, affiliate with or engage in any transaction with other businesses (whether competitive or not), involving or affecting units located anywhere, including in

proximity to and/or competitive with your Buck-A-Roo$ Licensed Business. Such transactions may include (but are not limited to) arrangements involving competing brands and/or outlets, and brand conversions (to or from the Buck-A-Roo$ Marks and System or otherwise, and any affecting operational, marketing or other matters) involving units located anywhere, including your Buck-A-Roo$ Licensed Business. Such transactions are expressly permitted under this Agreement, and you agree to participate at your expense in any such conversion, we may instruct. However, we must permit you a reasonable period of time, as determined by us, in which to complete such a conversion. In no event will such period be less than 6 months from the date of your receipt of written conversion instructions from us.

D. You and we have expressly bargained for our respective rights as described in this Section 2.2.

E. Our current policy is to allow you and other Buck-A-Roo$ Licensees/Franchisees to accept orders from any customer located anywhere, but we reserve the unrestricted right to change this policy and any time and you will comply with any policy changes.

F. Exhibit 2.2 will state the location for your Traditional Buck-A-Roo$ Store. For purposes of this Agreement, the address of your Store is your "Territory". If a site for your Store is not identified in Exhibit 2.2 by the date of this Agreement, then you and we agree to amend the first page of this Agreement and Exhibit 2.2 within 15 days from our notice to you of our acceptance of the location for your Traditional Buck-A-Roo$ Store.

2.3 E-Commerce/Email Business and Special Accounts - Current Policies.

A. We have the unrestricted right to restrict your use of the Internet, World Wide Web, and other electronic or other means of marketing and distribution of goods and/or services. You will not market or sell through such venue(s) or any channel of distribution other than your Traditional Buck-A-Roo$ Store without our written permission, which we have the unrestricted right to grant, condition or deny.

B. We, the Licensor-Related Persons/Entities and anyone we designate may offer/provide any Products and/or Services or otherwise through the Internet, World Wide Web, direct mail and/or other similar venues (no matter where the Customer is located), whether or not in connection with any use of the Marks and/or System.

2.4 Essential Personnel.

The person(s) named below are of crucial importance to the Licensed Business, the license would not have been awarded in the absence of their involvement with the Licensed Business and the Licensee (as specified below) and, if with respect to any of them, one or more of them is no longer holding the position(s) listed, or has had his or her equity interest in the Licensee changed, we have the unrestricted right to elect to cancel all of your rights and our obligations under this Agreement within 180 days after receipt of written notice of such change, refunding a pro-rata portion of the Initial License Fees paid to us under the terms of this Agreement (based on the portion of the term remaining, excluding any renewal rights), less amounts paid and/or incurred (including, but not limited to, commissions, costs in connection with the license award and/or any refund, legal fees, training costs, etc.) in connection with such franchising and/or

otherwise. Upon return of the Initial License Fees paid by you to us minus such amounts, you will execute a General and Unlimited Release and Indemnity in favor of us (and all affiliated persons/entities) of and from any and all claims and/or obligations, of any nature whatsoever, however arising, known or unknown, and your post-termination obligations, including but not limited to those of indemnity, confidentiality and non-competition, will survive such cancellation of this Agreement.

Name	Position	Equity Ownership Percentage
[NONE]		%
		%
		%

I have read Sec. 2.1, 2.2, 2.3 and 2.4, understand them, and agree with them.

Your Initials: CP / ________

3. DEVELOPMENT AND OPENING OF YOUR TRADITIONAL BUCK-A-ROO$ STORE.

3.1 Site Selection.

A. Acceptance by us of any location is not a recommendation, approval or endorsement of such site. We make no representations or warranties as to the success of any site or as to any other matter of any kind relating to the site.

B. [Not applicable - existing site.]

C. All matters related in any way to your site are your sole responsibility, regardless of any assistance we may choose to provide. You are responsible for obtaining any architectural and engineering services required for your facility and for ensuring its compliance with local law. Neither we, nor any Licensor-Related Persons/Entity, nor any other person or company associated with us will have any liability for any site-related matter. You agree not to make any claims against us and/or any of the Licensor-Related Persons/Entities, the Marketing Fund and/or the L/FAC with regard to such matters.

3.2 Lease of Premises.

A. You agree to submit any lease and all site-related documents to us for our review. You will use commercially reasonable efforts to arrange for the inclusion of provisions in a Lease Addendum or other appropriate site-related documents which:

1) Obligate the lessor to provide us on request with sales and other operations information related to your Buck-A-Roo$ Store;

2) Permit you to operate your Buck-A-Roo$ Store in accordance this Agreement and the Manuals;

3) Provide that the Premises will be used only for the operation of a Buck-A-Roo$ Store, and prohibit you from assigning or modifying any of your lease rights, or extending the term without our prior written consent;

4) Require the lessor to concurrently provide us with a copy of any written notices (whether of default or otherwise) to you under the lease and give us the right to cure any default if we so choose;

5) Provide us with a right to take assignment and possession of your Buck-A-Roo$ Store, without the lessor's consent or any additional consideration. If we exercise this right, we will not have any liability for any obligations incurred prior to our occupancy. You agree to take whatever actions are necessary to accomplish such assignment and will, when you sign this Agreement, also sign a Collateral Assignment of Lease. If you lose your lease rights to the Premises in connection with any bankruptcy, the lessor will, on our request, enter into a new lease with us on essentially the same terms as the terminated lease;

6) Provide that the lessor consents to the use of the Marks, Trade Dress and other aspects of the System, as modified from time to time, and give us the right to enter the premises during normal business hours for purposes of inspection, to take steps to protect the Marks and Trade Dress and/or prevent/cure any default.

You will not execute a lease or sublease, or any modification or amendment, without our prior written consent, which we have the unrestricted right to grant, condition or withhold. You must deliver a copy of the signed lease or sublease to us within 5 days after it is signed.

3.3 **Buck-A-Roo$ Store Design Standards**. You agree to comply with any standards, specifications and other requirements (the "Design Standards") that we furnish you for design, decoration, layout, equipment, furniture, fixtures, signs and other items for your Buck-A-Roo$ Store. Any changes from plans provided by us must be submitted to us for our consent, which we have the unrestricted right to grant, condition or withhold. Your compliance with the Design Standards does not release you from your obligations to ensure that your Buck-A-Roo$ Store is designed, constructed and operated in compliance with all local, state, and federal laws, including (without limitation) the Americans with Disabilities Act ("ADA"). You agree to execute and deliver to us an ADA Certification in the form attached to this Agreement as Exhibit 3.3 before you open your Buck-A-Roo$ Store to confirm and certify that your Buck-A-Roo$ Store and any proposed renovations comply with the ADA and other requirements.

3.4 **Development of Your Buck-A-Roo$ Store**. If applicable, you must select and employ a licensed contractor reasonably acceptable to us. You are solely responsible for the selection and work of any contractor selected and/or employed by you, even if referred by us.

3.5 **Equipment, Furniture, Fixtures and Signs**. You will use only Designated Equipment and suppliers approved by us in the development and operation of your Buck-A-Roo$ Store as we may require. We and/or our Affiliates may be such approved suppliers.

3.6 **Buck-A-Roo$ Store Opening**. Unless your Buck-A-Roo$ Store has already been opened with our consent, you will open your Buck-A-Roo$ Store for business immediately upon our notice to you that:

A. all of your pre-opening obligations have been fulfilled;
B. pre-opening training has been completed;
C. all amounts due us (and/or any Affiliate) have been paid; and
D. copies of all insurance policies (and payment of premiums), leases/subleases and other required documents have been received.

Unless your Buck-A-Roo$ Store has already been opened with our consent, you will not open your Buck-A-Roo$ Store for business until and unless you've received such notice from us.

3.7 **Grand Opening Program - Marketing**. Unless your Buck-A-Roo$ Store has already been opened with our consent, you agree to spend at least $20,000 on a grand opening marketing program. We will furnish advice and guidance to you with respect to such program that you agree to follow.

3.8 **Relocation of Buck-A-Roo$ Store Premises**. Any relocation:

A. must be to a location within the Territory (unless waived by us),

B. requires our prior written consent, which we have the unrestricted right to grant, condition or withhold (and which may be withheld, in any case, if you are not in Good Standing),

C. will be at your sole expense; and

D. will require that you (and each Affiliate and owner of yours) sign a General Release.

If your Buck-A-Roo$ Store is damaged, condemned or otherwise rendered unusable, or if, in your and our judgment, there is a change in the character of the location of your Buck-A-Roo$ Store sufficiently detrimental to its business potential to warrant its relocation, you agree to relocate your Buck-A-Roo$ Store within 90 days of our request.

4. COMPUTER HARDWARE AND SOFTWARE SYSTEMS.

A. You must purchase, use, maintain and update at your expense the software, computer and other systems (including point of sale and back office systems) meeting our specifications, as we may modify them. You agree to maintain your systems online to allow us access to system data and information. You agree to comply with our then-current Terms of Use and Privacy Policies and any other requirements regarding all computer and other systems, including Internet usage. Supplier and/or licensor charges for use, maintenance, support and/or updates of and to the required systems are payable by you upon receipt.

B. Neither we nor any of the Licensor-Related Persons/Entities, the Marketing Fund and/or the L/FAC will have any liability and/or obligation (and neither you, nor any Affiliate of yours, will make any claims) about any failures, errors or any other occurrences relating to any

computer or system hardware or software without an express written warranty from us, even if recommended or specified by us.

5. TRAINING AND GUIDANCE.

5.1 Training.

A. Each Buck-A-Roo$ Store manager must successfully complete our initial training program before operating your Buck-A-Roo$ Store. The Initial License Fee covers an initial training program for you and your initial Buck-A-Roo$ Store manager. We can charge a reasonable fee for training of additional and/or subsequent managers. We can choose to eliminate or shorten training for persons previously trained or with comparable experience.

B. The initial training program will be provided at our headquarters, unless we specify otherwise, and will be for such period as we designate. You will be responsible for all travel, living, incidental and other expenses for you and your personnel attending the initial training program and any other voluntary or mandatory training programs, seminars or meetings, unless otherwise agreed to by us in writing. We can charge a tuition fee for any optional training programs.

C. If we determine that you have not successfully completed (or are not making satisfactory progress in) your initial training, then we have the unrestricted right to either (a) require that a substitute manager complete the training or (b) Terminate this Agreement. If we elect to Terminate, then we will refund to you the lesser of:

1) 1/2 of the Initial License Fee; or

expenses;

2) the Initial License Fee, less $10,000 to cover our sales, training and other expenses.

and you and your Affiliates will return the Manuals and sign a General Release and a document acceptable to us that preserves the Post Termination Provisions of this Agreement. On performance of all of your obligations to us under this subsection, we will release you from your obligations to (a) operate the Buck-A-Roo$ Store which is the subject of this Agreement and (b) pay royalties and Marketing Fund contributions relating to periods after the date of Termination.

D. You and your manager must attend additional and/or refresher training programs, including national and regional conferences, conventions and meetings, as we may reasonably require to correct, improve and/or enhance your operations, the System and its members. In addition, we can require successful completion of training by your personnel as specified by us from time to time.

5.2 Guidance and Assistance. We will provide guidance in the operation of your Buck-A-Roo$ Store. We reserve the right to furnish this guidance in whatever manner, and wherever, we consider appropriate, including electronically, in writing or telephonically, through training programs and/or consultations, among other methods. We may (but are not required to) provide on-site consultations at your Buck-A-Roo$ Store, based on notice, availability of

personnel and your payment of reasonable travel, food, incidental and lodging expenses. We can elect to charge a reasonable fee for any on-site consultations. We have the unrestricted right to require that a manager or other person designated by us (and compensated by you) be placed in your Buck-A-Roo$ Store to supervise its day-to-day operations until operations meet System Standards.

5.3 **Manuals**. During the Term of this Agreement, we will loan you (or allow you electronic or other access to) one copy of the Manuals. All or part of the Manuals (or other specifications, standards or operating procedures) may be posted on a website, and you agree that it is your responsibility to monitor that website for any changes, additions or deletions in the information provided. You will continuously comply, at your sole expense, with all provisions of, and additions/deletions/changes to, the Manuals. Any such additions/deletions/changes will take precedence over all prior communications. Mandatory specifications, standards and operating procedures prescribed from time to time by us in the Manuals, or otherwise communicated to you electronically or otherwise, are a part of this Agreement. In the event of a dispute, the master Manuals maintained at our office will control. The Manuals and the information and data that they contain will at all times remain our sole and exclusive property. It is your sole responsibility to establish, with respect to your employees, appropriate personnel and security-related policies and procedures (provided that we always have the right to terminate your rights by declaring a breach under this Agreement for conduct by you which threatens the goodwill associated with the Marks.) You and we acknowledge and agree that we neither dictate nor control labor or employment matters for you and your employees, including (but not limited to) hiring, firing and/or discipline of employees, nor control the manner and means by which they carry out their duties. You and we agree that neither of us are, or will be deemed to be, a joint employer with the other and you will indemnify us with respect to any such or similar claims against us.

6. MARKS.

6.1 **Goodwill and Ownership of Marks**. You have a non-exclusive right to use the Marks and only as expressly authorized by us under this Agreement. We have all rights in and to the Marks. All goodwill belongs exclusively to us, and you will not obtain any goodwill in the Marks as a result of this Agreement, your operation of the Licensed Business or for any other reason. Any unauthorized use of the Marks is a breach of this Agreement and an infringement of our proprietary rights. You agree that if you breach any obligation regarding the Marks, we would have no adequate remedy at law and that we will be entitled to equitable relief. You will not oppose, or engage in any acts or omissions inconsistent with, our rights in and to the Marks. This Agreement applies to all trademarks, service marks and other commercial symbols that we authorize you to use throughout its term.

6.2 **Limitations and Use of Marks**. You will use the Marks as the sole identification for your Buck-A-Roo$ Store. You will not use any Mark, or modified version or derivative of a Mark, or any other mark or form of commercial identification confusingly similar to the Marks or Trade Dress, as part of any business or trade name or in any other manner not expressly authorized by us in advance and in writing. Any use by you of any proposed corporate and/or trade name must be submitted to us for our consent, prior to your adoption and/or use, and we have the unrestricted right to grant, condition or withhold such consent. You will give such

trademark and other notices (including notices of independent ownership) as we direct and will, at your expense, obtain fictitious or assumed name registrations as may be required under law. You will display the Marks as required by us and will not use the Marks so as to negatively affect their goodwill. You will not use any Mark in connection with the performance or sale of any unauthorized services or products or at any location or in any other manner not expressly authorized in writing by us.

6.3 **Notification of Infringements and Claims**. You will take such actions as we consider appropriate to protect the Marks. You will not take any action that jeopardizes our interests in, or the validity or enforceability of, the Marks. You agree to immediately notify us of any apparent or actual infringement of, or of any challenge to your use of, the Marks, you will not communicate with any third party with respect to such matters and we have the unrestricted right to, take, or not take, such action as we deem appropriate. As owner of the Marks, we have the exclusive right to control any settlement, litigation or proceeding arising out of or related to any such matters.

6.4 **Discontinuance of Use of Marks**. You agree to comply, at your expense, with any directions from us to discontinue, modify, substitute or add Marks. We cannot and do not make any guaranty that a modification, discontinuance or otherwise will not be required for any reason. In such event, we will have no liability or obligation to you. You agree to make no claim in connection with any modification, discontinuance or other action, and/or with any dispute regarding the Marks. There is always a possibility that there might be one or more businesses using a name and/or marks similar to ours and with superior rights. We urge you to research this possibility, using telephone directories, local filings and other means, prior to signing any documents or making any payments or commitments.

7. RELATIONSHIP OF THE PARTIES; INDEMNIFICATION.

7.1 **Independent Contractor**. You will always identify yourself as an independent owner under a Buck-A-Roo$ license, clearly indicating that your Licensed Business is separate and distinct from our business. You will include notices of independent ownership on such forms, business cards, stationery, advertising, signs and other materials as we require from time to time. Subject to the requirements of this Agreement and the Manuals, you will have complete operational control of your business, including the right to hire and fire each employee.

7.2 **No Liability for Acts of Other Party**. You will not represent that your and our relationship is other than that of independent Licensor and Licensee. Neither you nor we will have any liability under any acts, omissions, agreements or representations made by the other that are not expressly authorized in writing.

7.3 **Taxes**. Payment of all taxes related to your Licensed Business is your sole responsibility. We have no liability for any taxes on the sales made and/or business conducted by you (except for any taxes we are required by law to collect from you with respect to purchases from us).

7.4 Responsibility, Indemnity, etc.

A. You will indemnify and hold us and all of the Licensor-Related Persons/Entities, the Marketing Fund and the L/FAC harmless from all fines, suits, proceedings, claims (including, but not limited to, any claims of vicarious or other liability), demands, actions, losses, damages, costs, fees (including attorneys' fees and related expenses) and/or any other liability of any kind or nature, however arising, growing out of or otherwise connected with and/or related to any act, error and/or omission of yours (including, but not limited to, your ownership and/or management of your Buck-A-Roo$ Store and/or any transfer of any interest in this Agreement or your Buck-A-Roo$ Store). We will have the right to control all litigation, including selection and management of counsel, and defend and/or settle any claim, against and/or including us and/or the Licensor-Related Persons/Entities, the Marketing Fund and/or the L/FAC, or affecting our and/or their interests, in such manner as we deem appropriate, without affecting our rights under this indemnity or otherwise, but you may appoint independent counsel to represent your interests in such suits, proceedings, claims, etc., all at your expense.

B. Any goods and/or services provided by us, the Licensor-Related Persons/Entities, the Marketing Fund and/or the L/FAC and/or any person/company/referral designated by us, including any Designated Equipment, are provided without any warranties, express or implied, the warranties of merchantability and fitness for a particular purpose being expressly disclaimed, absent a specific written warranty expressly provided in connection with a particular item or service. In any event, liability shall be limited to replacement, supply of an equivalent item or repair, and there shall be no liability for consequential or other damages.

I have read Sec. 7.4, understand it, and agree with it.
Your Initials: ________ / ________

7.5 Disclosure. We can disclose, in offering circulars and other places we designate, and/or as required by law, any information relating to your Buck-A-Roo$ Store, including your name, any address and/or phone number(s), revenues, expenses, results of operations and/or other information. Any disclosure by us will be for reasonable business purposes.

8. CONFIDENTIAL INFORMATION; EXCLUSIVE RELATIONSHIP.

8.1 Confidential Information - Non-Disclosure and Non-Use.

A. "Confidential Information" includes all information (current and future) relating to the operation of a Buck-A-Roo$ Store or the System, including, among other things, all: (i) Manuals, training, techniques, processes, policies, procedures, systems, data and know how regarding the development, marketing, operation and franchising of Buck-A-Roo$ Stores; (ii) designs, specifications and information about Products and Services and (iii) all information regarding customers and suppliers, including any statistical and/or financial information and all lists.

"Confidential Information" is not intended to include any information that:

1) is or subsequently becomes publicly available other than by breach of any legal obligation,

2) was known by you prior to you becoming an Buck-A-Roo$ Licensee, or

3) became known to you other than through a breach by you of a legal obligation.

You agree that we own and control all domain names and URLs ("Uniform Resource Locator") relating to any Buck-A-Roo$ Businesses, as well as all information, lists and data related to past, present and future customers of your Buck-A-Roo$ Business. Your only interest in any of this proprietary and/or Confidential Information is the right to use it pursuant to this Agreement. You have the burdens of proof and of going forward in any dispute between you and us involving the proprietary or confidential nature of any information.

B. You agree:

1) to use the Confidential Information only for the operation of your Buck-A-Roo$ Business under a Buck-A-Roo$ License Agreement;

2) to maintain the confidentiality of the Confidential Information;

3) not to make or distribute, or permit to be made or distributed, any unauthorized copies of any portion of the Confidential Information;

4) not to alter, appropriate, use or distribute any Buck-A-Roo$ Equipment designs or specifications, or any substantially similar designs or specifications; and

5) to implement all prescribed procedures for prevention of unauthorized use or disclosure of the Confidential Information.

The above obligations will apply without any time limit.

C. You agree to disclose to us all ideas, techniques, methods and processes relating to a Buck-A-Roo$ Store which are conceived or developed by you and/or your employees. We will have the perpetual right to use, and to authorize others to use, such ideas, etc., without payment to you.

D. You will cause each of your employees, agents, principals and Affiliates to sign a form of confidentiality agreement containing substantially the same provisions as are set forth in this Section and as may be approved by us. You will provide us copies of the same upon request.

E. If your Buck-A-Roo$ Store is to be located and/or operated within, in conjunction with or as part of another business, you will first arrange for the other business and its personnel (as specified by us) to enter into appropriate arrangements to protect our Intellectual Property and other interests, including (but not limited to) signing of agreements with us regarding non-

competition, confidentiality, non-solicitation of employees and customers and indemnity/insurance arrangements.

F. You acknowledge that you will be entrusted not only with the Confidential Information but also with other information that is provided to you by us which has been collated, synthesized or created by us, and which, even if not Confidential Information, is the subject of copyright, other rights or otherwise has commercial value and is entrusted to you on the basis set out in this Agreement. You acknowledge that in addition to your above obligations, you will not use or divulge/re-publish such information other than as necessary for the operation of an Buck-A-Roo$ Licensed Business in Good Standing.

8.2 Exclusive Relationship, Restrictions on Similar Businesses During] License Term and After Transfer, Termination, Expiration, Repurchase, etc.

A. In Term Restrictions: During the Term of this Agreement and any Successor license and/or franchise, neither you, nor any Affiliate of yours, nor any shareholder, member or partner of yours (if you are or become a business entity), nor any Immediate Family member of any of the foregoing, will:

1) have any direct or indirect interest anywhere in any Similar Business, or in any entity awarding franchises or licenses or establishing joint ventures or other business enterprises for the operation of Similar Businesses; or

2) perform any services anywhere as an employee, agent, representative or in any capacity of any kind for any Similar Business, or for any entity awarding franchises or licenses or establishing joint ventures to operate Similar Businesses; or

3) employ or try to employ any employee of ours, of a Licensor-Related Person/Entity or of any other Buck-A-Roo$ Licensee, without providing notice to the respective employer and obtaining their prior written consent; or

4) prepare to do, or take any steps in contemplation of doing, any of the foregoing, as of or after the transfer, termination, expiration or repurchase of this Agreement or any Successor license and/or franchise.

If you violate Section 8.2 (A) 3 during or after the Term of this Agreement, then our remedies will include (but not be limited to) payment to us by you of $150,000, such amount having been mutually agreed on by you and us in view of the extreme difficulty in accurately determining the damages suffered as a result of such breach.

B. Post Term Restrictions: For 2 years after the later of the following terminating events: (i) any transfer, Repurchase and/or Termination of this Agreement; (ii) the expiration of this Agreement (if a successor license and/or franchise or renewal term is not granted); and/or (iii) the date on which you stop operating your final Buck-A-Roo$ Store or using the Marks and/or System, all of the persons and entities named in Section 8.2 (A), above:

1) will not accept or solicit any person, firm or company that has been a Buck-A-Roo$ customer or employee during the period 12 months prior to termination, nor try to

divert any such customers from any Buck-A-Roo$ Store or Buck-A-Roo$ enterprise of any kind (including any operations owned by any Licensor-Related Persons/Entity); and

2) will be subject to all of the restrictions stated in Section 8.2 (A), above, with respect to Similar Businesses located, and/or services to be performed, in the County then containing any Buck-A-Roo$ Store. However, the 2 year period following such terminating event will be extended for one additional year if, during the first 2 years a Buck-A-Roo$ Store is located in a portion of your former Buck-A-Roo$ Store Marketing Area. You and we intend to provide any such newly established Buck-A-Roo$ Store a reasonable period of time in which to launch its operations in a new market without unfairly being competitively disadvantaged by having a party familiar with and experienced in the Buck-A-Roo$ System operating in the same Marketing Area.

3) You are responsible for learning whether or not a particular location is covered by the restrictions of this Agreement.

4) You and we have expressly bargained and agreed that it is your obligation under this Agreement to ensure the compliance of each of the persons identified in Section 8.2 (A), with the restrictions described in this Section 8.2. The foregoing notwithstanding, we will use reasonable judgment in evaluating whether or not the conduct of an Immediate Family member warrants our exercising any rights under this provision, considering your actual relationship to such member and his/her activities, among other factors. The restrictions of this Section do not apply to the ownership of shares of a Similar Business (of a class of securities listed on a stock exchange or traded on the over-the-counter market) which represent less than 3% of the number of shares of that class issued and outstanding.

5) You and we share a mutual interest in ensuring compliance with the limitations on competition described in this Section 8.2. A Buck-A-Roo$ Licensee's non-compliance with these restrictions would damage you, us and other Buck-A-Roo$ Licensees and unfairly limit reasonable expansion alternatives open to us and Buck-A-Roo$ System members. You acknowledge and agree that such protections can enhance the value of the Buck-A-Roo$ System to you as a Licensee, represent a reasonable balancing of your and our respective interests and have been expressly bargained for. You confirm that you possess valuable skills unrelated to the Licensed Business and have the ability to be self-supporting and employed regardless of the competitive restrictions described in this Section 8.2. You and we also acknowledge that the restrictions of this Article 8 will not generally prevent you from practicing a lawful profession, trade, or business and are limited to the express restrictions on solicitation of customers and operation of a Similar Business in certain limited geographical areas as detailed herein.

6) If you violate any of the foregoing restrictions, our remedies will include (but not be limited to) the right to obtain equitable relief and to receive all profits generated in connection with the operation of any Similar Business until the date you cease to violate such restrictions. All competitive restrictions will be extended for the length of time that any breach of the Post Termination Obligations is ongoing. If any of the restrictions of this Article 8 are determined to be unenforceable to any extent because of excessive duration, geographic scope, business coverage or otherwise, they will be reduced to the level that provides the greatest

protection to us, but which is still enforceable, notwithstanding any choice of law or other provisions in this Agreement to the contrary.

C. If any provision of this Article 8 is determined to be unconscionable, void, voidable, against public policy, unduly restrictive of constitutionally or statutorily provided rights or otherwise unenforceable, you and we intend and agree that (i) such provision will be modified or restricted by the arbitrator or court so as to be enforceable or (ii), if such provision cannot be modified or restricted, it will be severed and, to the maximum degree possible, the remaining portions kept intact, valid and in full force and effect, so as to accommodate our arrangements as provided in this agreement.

I have read Sec. 8.1 and 8.2, understand them, and agree with them.
Your Initials: ______ / ________

9. **FEES**.

9.1 Initial License Fee, Releases. etc.

A. [Initial License Fee waived.]

B. If you and we have, or have had, a pre-existing relationship prior to the execution of this Agreement, the language of the General Release attached as Exhibit 1.2 is incorporated in and effective upon the signing of this Agreement, excepting only those claims solely related to the offer and sale of this License where such releases are expressly prohibited by applicable law.

C. As a condition to the occurrence of any of the following events (the "Events"), you and/or any affiliate/owner of yours will sign a General Release, excluding only (where such releases are expressly prohibited by applicable law) those claims solely related to the offer and sale of the new License:

1) the awarding of any future, additional or other license and/or franchise;

2) the renewal of this license and/or awarding of a Successor license and/or franchise; any assignment or transfer (as defined in this Agreement) by you and/or any affiliate/owner of you; and/or

3) any other event described in this Agreement as being conditioned in whole or in part upon such a General Release (as defined in Article 22.)

If we fail to request or obtain from you any General Release(s), at the occurrence of any of the foregoing Events, then the occurrence of the Event itself will constitute the grant of such General Release.

D. You and we have agreed on these provisions considering that: (i) the releases to be provided in the future will be effective as of the date of the release(s) only, (ii) the release

requirement generally is triggered by a discretionary choice made by you to receive various future benefits (e.g. an award of an additional, successor, assignment license and/or franchise, etc.), and (iii) you providing a release to us is a practical business approach if you and/or we propose to change, extend, expand or otherwise modify our relationship at a future date. You and we agree that setting mutual expectations for the receipt of such future releases and assenting to grant them now is more fair than being surprised by such requirements at a later point in our relationship.

9.2 Royalty - Percentage and Minimum, Payment Dates.

A. You must pay us the minimum continuing royalty amount of 5% of the "Gross Volume" received or earned by you during the preceding royalty period. The current minimum continuing royalty amount is subject to the inflation adjustment described in Section 9.6, below. Minimum and/or percentage royalties are to be paid by the 5th day after each royalty period. Royalty payments are due commencing with the royalty period in which you begin Buck-A-Roo$ Store operations or 90th day after the Effective Date of this Agreement, whichever is earlier. The current royalty period is a calendar month, but we have the unrestricted to change the time covered by a royalty period to a weekly or any other period. If such change is made, any amounts, including minimums, which are paid based on, or calculated in relation to, a royalty period will be appropriately adjusted, as will any related matters. You must use your best efforts to maximize Gross Volume.

We have the unrestricted right to require that various Designated Equipment, Products and/or Services only be supplied by us, a Licensor-Related Person/Entity and/or a designee of ours and we and/or one or more Licensor-Related Person/Entities may derive additional revenues (and possibly profits) as a result of your purchases of such Designated Equipment, Products/Services.

9.3 Electronic Funds Transfer. You must participate in our then-current electronic funds transfer and reporting program(s). All royalties owed and any other amounts designated by us must be received or credited to our account by pre-authorized bank debit by end of business on the 5th day after a royalty period. You authorize us to debit your account by an amount equal to the minimum continuing royalty if a royalty payment is not received when due, and to collect the balance of any amounts owed in accordance with this Agreement; provided that you can close any such account if (a) you provide us with 30 days' prior written notice, (b) immediately establish and adequately fund a replacement account acceptable to us, (c) execute and deliver to us and the bank all documents reasonably requested by us and/or the bank with respect to the new account so as to, among other things, allow us to make debits as authorized by this Agreement or otherwise, and (d) comply with all other reasonable requirements and procedures of ours. Any such non-payment or late payment of the actual amount due is a breach of this Agreement. We can also require that any amounts owed or to be owed to us and/or any of the Licensor Related Persons/Entities, the Marketing Fund and/or the L/FAC be paid by charges against your credit card, and you must provide us with appropriate authorizations on our request.

9.4 Interest and Late Fees on Late Payments and/or Reports. All amounts you owe us and/or our Affiliates bear interest at the highest applicable legal rate, but not to exceed 1.5% per month. Additionally, we can require you to pay a administrative late fee of $350 for each late report and/or late payment, subject to inflation adjustment under Section 9.6, but will

not exceed any applicable legal restrictions. If we experience repeated late payments by you, then we can require you to pay all amounts by cashier's check.

9.5 Application of Payments, Set-Offs etc. As to you and/or any Affiliate of yours, we have the unrestricted right to:

A. apply any payments received to any past due, current, future or other indebtedness of any kind, no matter how payment is designated by you, except that Marketing Fund contributions may only be credited to the Marketing Fund; and

B. retain any amounts received for your account (and/or that of any Affiliate of yours), whether rebates from suppliers or otherwise, as a payment against any amounts owed to us.

We have the unrestricted right to exercise any of the foregoing rights in connection with amounts owed to or from us and/or any Licensor-Related Person/Entity. Neither party will have any right to offset or withhold payments of any kind owed or to be owed to the other as a result of any dispute, except as authorized by an arbitration award.

9.6 Inflation Adjustments. We have the unrestricted right to make annual adjustments to the amounts specified as being subject to inflation adjustment in proportion to the changes in the Consumer Price Index (U.S. Average, all items) maintained by the U.S. Department of Labor (or any successor index) as compared to the previous year. We will notify you of any such percentage adjustment.

9.7 Mandatory Convention Attendance, Possible Fee. You are required to attend all meetings designated by us as mandatory (including without limitation the Buck-A-Roo$ annual convention), unless otherwise excused by us. One management-level individual must attend on behalf of each of your Buck-A-Roo$ Stores. We will not charge any attendance fee for one person per Store for each mandatory meeting. You will bear all other costs of attendance. We can elect to charge a Convention Support Fee of $100 (subject to inflation adjustment), per Buck-A-Roo$ Store per royalty period.

10. YOUR BUCK-A-ROO$ STORE - IMAGE AND OPERATION.

10.1 System Compliance, Regular Upgrading.

A. You agree to operate your Buck-A-Roo$ Store in full compliance with the then-current Buck-A-Roo$ System and the Manuals. You agree to promptly comply at your expense with all then current requirements, standards and operating procedures relating to every aspect of a Buck-A-Roo$ Store and its operations (including without limitation use of specified equipment, Products and Services, computer hardware and software; supplier programs and operating systems; signs, logos, designs and advertising/marketing materials and forms; website designs and formats), including upgrading of your Buck-A-Roo$ Store and its operations, etc.

If the cost to Licensee of a structural upgrade exceeds $50,000 (subject to inflation adjustment) in any 12 month period, Licensee shall have a period of 12 months to complete the upgrade. However, in any case, Licensee shall not be obliged to complete such upgrade if (a) the notice

from Licensor is delivered to Licensee within 12 months before the end of the Term of this Agreement and (b) the Licensor fails to offer an extension of the license term similar to that contemplated under this Agreement for renewals (extension will be for the same period of years as for an initial renewal, then-current license agreement and related documents will be signed, extension fee (the same as that for a renewal) will be paid, full releases will be signed by Licensee and related persons/entities, etc.).

B. You must maintain your Buck-A-Roo$ Store at your expense according to all Buck-A-Roo$ standards for new Stores and promptly undertake all changes as are required by us. If you fail to do so, we can do so on your behalf and you will reimburse us within 10 days of our delivery of an account statement. We have the unrestricted right to require changes with respect to your Buck-A-Roo$ Store, its appearance, operations marketing and otherwise, from time to time. You will not make any alterations to your Buck-A-Roo$ Store or its appearance as originally approved by us without our prior written approval.

C. You agree at your sole expense that you and your employees will wear then-current Buck-A-Roo$ career apparel.

10.2 <u>Designated Equipment, Products, Services and/or Suppliers</u>.

A. Your Buck-A-Roo$ Store must purchase, use and offer such Designated Equipment, Products and Services, as are specified by us from time to time. We have the unrestricted right to designate single or multiple suppliers for any given item or service and to concentrate purchases with one or more suppliers. Such suppliers may include, and may be limited to, us and/or companies affiliated with us. You will not offer, use or deal with any products, services or suppliers not consented to by us and we have the unrestricted right to retract any consent or approval given by us.

B. We have the unrestricted right to condition designation of a supplier on factors established by us, including without limitation performance relating to frequency of delivery, standards of service, and payment or other consideration to us or parties designated by us. We have the unrestricted right to approve, or revoke or deny approval, of particular items or suppliers. We and our Affiliates reserve the right to receive rebates, incentive amounts, discounts and other economic benefits from any supplier.

C. You can request the approval of an item, service or supplier by notifying us in writing and submitting such information and/or materials we request. We can require you to pre-pay any reasonable charges connected with our review and evaluation of any proposal. We will notify you of our decision within a reasonable time.

D. You will not make any claims against us with respect to any supplier and/or related Products/Services (and/or our designation of, or our relationship with, any supplier/Products/Services). Claims by you with respect to any supplier-related and/or similar matters will be made only against the supplier in question. You must provide us with written notice prior to taking any action in connection with such a claim. We will use diligent efforts to assist you in resolving any disputes with suppliers approved and/or designated by us.

10.3 Purchasing Cooperative. We can require that you join and make required purchases/leases through the Buck-A-Roo$ purchasing cooperative or other entity designated by us. We have the unrestricted right to review, and grant or withhold consent to, the bylaws, rules, regulations and procedures, that such entity may adopt. We can require each such entity to submit monthly and annual financial statements, and can require that the annual financial statements be audited, all at the expense of such cooperative. Your failure to timely pay amounts due to, or comply with the bylaws, rules, regulations and procedures of such cooperative is a breach of this Agreement. We can offset against amounts we owe to you the amount of your unpaid cooperative obligations.

10.4 Compliance with Laws and Ethical Business Practices.

A. You will operate your Buck-A-Roo$ Store in full compliance with all applicable laws, ordinances and regulations. Among other things, you will not engage in any illegal discriminatory practices. We make no representations or assurances as to what (if any) licenses, permits, authorizations or otherwise will be required in connection with your Buck-A-Roo$ Store. It is your sole responsibility to identify and obtain all authorizations necessary to your operation. You will maintain high standards of honesty, integrity, fair dealing and ethical conduct in your business activities. You will notify us in writing within 5 days of the commencement of any proceeding and/or of the issuance of any governmental order or action impacting you and/or your Buck-A-Roo$ Store.

B. You agree to comply and/or assist us in our compliance efforts, as applicable, with any and all laws, regulations, Executive Orders or otherwise relating to antiterrorist activities, including without limitation the U.S. Patriot Act, Executive Order 13224, and related U.S. Treasury and/or other regulations. In connection with such compliance efforts, you agree not to enter into any prohibited transactions and to properly perform any currency reporting and other activities relating to your Licensed Business as may be required by us or by law. You are solely responsible for ascertaining what actions must be taken by you to comply with all such laws, orders and/or regulations, and specifically acknowledge and agree that your indemnification responsibilities as provided in Section 7.4 pertain to your obligations hereunder. You agree to sign and deliver to us, along with a signed copy of this Agreement, the attached Exhibit 10.4, "Executive Order 13224 and Related Certifications".

C. In circumstances designated by us in the Manuals, or where otherwise reasonably required by us, you will give those customers who have made complaints appropriate refunds or otherwise deal with such complaints as we reasonably direct, you and we agreeing that such responses to customer complaints are a vital element in maintaining and enhancing the goodwill associated with the Marks. Policies and procedures (including, but not limited to, refunds and credits) adopted by us for Buck-A-Roo$ Stores owned and/or operated by us and/or our Affiliates will be conclusively presumed to be reasonable.

D. In the marketing and operation of your Buck-A-Roo$ Store you must use each of, and only, the contracts, waivers and/or other forms and/or materials as are designated by us from time to time. We may provide you with template or sample forms of such items but it is your responsibility to have all such items which are to be used with prospective and/or actual clients/customers reviewed, at your expense, by an attorney licensed to practice law in the

state(s) where your Buck-A-Roo$ Store will be located and/or operate, for compliance with all applicable state legal requirements. We make no warranty or representation that any contracts, waivers and/or other forms and/or materials, whether supplied by us or otherwise, are in compliance with the laws of any particular state(s). Prior to opening, and prior to use of any such items to be used with prospective and/or actual clients/customers, you must provide us, at your expense, with a letter from such attorney to us indicating that he/she has completed such review and that such items to be used with prospective and/or actual clients/customers meet, or have been modified to comply with, all applicable state legal requirements.

I have read 10.4, understand it, and agree with it. Your Initials: /

I have read 10.4, understand it, and agree with it.
Your Initials: ________ / ________

10.5 Management and Personnel of Your Buck-A-Roo$ Store, Training.

A. You must keep us advised, in writing, of all management personnel involved in the operation or otherwise of your Buck-A-Roo$ Store. Your Buck-A-Roo$ Store must be personally managed on a full-time basis by a person who has successfully completed mandatory training and met then-current standards as specified by us.

B. You are solely responsible for the hiring and management of your Buck-A-Roo$ Store employees, for the terms of their employment and for ensuring their compliance with any training or other employment-related requirements. In order to protect our interests in the Marks, System and System Standards, as well as other reasons, all persons involved in the operation of your Buck-A-Roo$ Store must meet training and other standards specified by us from time-to-time.

C. You will keep us informed as to the identity and qualifications of all managers/supervisors for your Buck-A-Roo$ Store.

10.6 Insurance.

A. You will maintain in force policies of insurance issued by carriers approved by us covering various risks, as specified by us from time to time. We can specify the types and amounts of coverage required under such policies and require different and/or additional kinds of insurance at any time, including excess liability insurance. Each insurance policy must:

1) name us and our Affiliates as additional named insureds;

2) contain a waiver of all subrogation rights against us, our Affiliates and any successors and assigns; and

3) provide 30 days' prior written notice to us of any material modifications, cancellation, or expiration of such policies.

B. If you fail to maintain required insurance coverage, we can obtain such insurance coverage on your behalf. You will pay us on demand any costs and premiums incurred by us.

C. Current insurance requirements include the following and are subject to change by us:

1) comprehensive general liability insurance against claims for bodily and personal injury, death and property damage caused by, or occurring in conjunction with, your Buck-A-Roo$ Store;

2) all risk property and casualty insurance for the replacement value of your Buck-A-Roo$ Store and all associated items; and

3) business interruption insurance providing for continued payment of all amounts due us and/or any Affiliate of ours under this Agreement.

10.7 Program Participation. We can condition your participation in any program, or your receipt of any Buck-A-Roo$ System benefits, on your being in Good Standing.

10.8 Continued Payment of Royalties, etc. During Closure. You must immediately notify us of any closure of your Buck-A-Roo$ Store for any reason and submit a plan for re-opening. All financial obligations of yours to us or to any Licensor-Related Person/Entity (including royalties) will remain in effect during such closure period. Any such closure not authorized and/or excused by us will be a default of this Agreement, entitling us to all remedies available hereunder, at law and in equity.

10.9 Customer Satisfaction, Quality Controls, etc. We can institute various programs for auditing customer satisfaction and/or other quality control measures. We can require you to pay for such program costs. You agree to request your customers to participate in any surreys performed by or on behalf of us, using forms prescribed by us from time to time.

10.10 Licensee/Franchisee Advisory Council and Selection. We have the unrestricted right to elect to form a Licensee/Franchisee Advisory Council ("L/FAC") to provide Input to us. The L/FAC will consist of Licensees/Franchisees in Good Standing, each of whom will represent their distinct geographical region (the "Region"). Each L/FAC member will be elected by a majority of Buck-A-Roo$ Licensees/Franchisees within his/her respective Region (with each Licensee/Franchisee in Good Standing to have one vote per Buck-A-Roo$ Store open and in Good Standing); provided that no set of Licensees/Franchisees with common or related ownership shall have more that 15% of the votes per Region irrespective of the number of stores owned. The geographical area of each Region will be established by us, with due consideration given to achieving a representative group of Buck-A-Roo$ Licensees/Franchisees for each Region. The number of Regions and their respective boundaries will be subject to adjustment from time to time to reflect growth and Licensee/Franchisee population changes, among other appropriate factors. We have the right to appoint a representative of ours participate in all L/FAC meetings and activities as a non-voting participant. The L/FAC may adopt its own bylaws, rules, regulations and procedures, subject to our consent and the provisions of this Agreement. While we are not required to submit matters to the L/FAC for its approval (except

as expressly provided in this Agreement), any matter we submit for L/FAC approval and for which majority approval is granted, will be binding on you.

I have read 10.10, understand it, and agree with it.
Your Initials: ________ / ________

11. MARKETING.

11.1 Marketing Fund.

A. We have the unrestricted right (but no obligation) to establish an advertising, publicity and marketing fund (the "Marketing Fund") to promote Buck-A-Roo$ Stores and the Brand. [Marketing Fund Contributions waived.]

B. Subject to the express provisions of this Agreement, we have the unlimited right to make decisions concerning all matters relating to the Marketing Fund, operational, marketing or any other matter (consistent with its purposes and the provisions of this Agreement). The Marketing Fund may be used for (among other things) product development; signage; creation, production and distribution of marketing, advertising, public relations and other materials in any medium, including the Internet; administration expenses; brand/image campaigns; media; national, regional and other marketing programs; activities to promote current and/or future Buck-A-Roo$ Stores and the Brand; agency and consulting services; research; any expenses approved by us and associated with L/FAC or other Licensee/Franchisee advisory groups. Among other things, Marketing Fund Contributions may be used for web site development/operation and to pay Internet, Intranet, URL, 800 or similar number, and other charges, fees and/or expenses. A brief statement regarding the availability of Buck-A-Roo$ licenses/franchises may be included in advertising and other items produced using the Marketing Fund.

C. We and/or any Licensor-Related Persons/Entities can provide goods, services, materials, etc. (including administrative services and/or "in-house advertising agency" services) and be compensated and/or reimbursed for the same by the Marketing Fund, provided that any such compensation must be reasonable in amount. We can arrange for goods, services, materials, etc. (including administrative services) to be provided by independent persons/companies and all related costs, fees, etc. will be paid by the Marketing Fund.

D. The Marketing Fund will be accounted for separately and may be used to pay all administrative and other costs of the Marketing Fund related to its activities and purposes and/or as authorized by the relevant License Agreements. All taxes of any kind incurred in connection with or related to the Marketing Fund, its activities, contributions to the Marketing Fund and/or any other Fund aspect, whether imposed on us, the Marketing Fund or any other related party, will be the sole responsibility of the Marketing Fund. We will prepare financial statements for the Marketing Fund annually, which will be furnished to you upon written request. Such statements may be audited and any related accounting/auditing costs will be paid by the Marketing Fund. Funds in the Marketing Fund must be expended, prior to termination of the

Marketing Fund, only for the purposes authorized by the relevant License Agreement(s). No profit, gain or other benefit will directly accrue to us from the Marketing Fund. All interest earned on monies contributed to, or held in, the Marketing Fund will be remitted to the Marketing Fund and will be subject to the restrictions of the relevant License Agreement(s).

E. Financial management of the Marketing Fund will be our sole responsibility. We have the unrestricted right to do any of the following:

1) compensate ourselves and/or any Licensor-Related Person/Entity for salaries, administrative costs, overhead and other expenses incurred in Marketing Fund related programs/activities, including but not limited to production, research, insurance, and collection expenses, as well as any legal expense related to the activities and purposes of the Marketing Fund (consistent with the provisions of this Agreement);

2) charge the Marketing Fund for attorneys' fees and other costs related in any way to claims against us and/or any of the Licensor-Related Persons/Entities, the Marketing Fund and/or the L/FAC, regarding the Marketing Fund. However, we will be required to reimburse the Marketing Fund for any attorneys' fees and/or costs paid by the Marketing Fund in connection with any action in which we are finally found to have acted unlawfully or to be guilty of wrongdoing with respect to the Marketing Fund;

3) spend in any fiscal year an amount greater or less than the aggregate contributions to the Marketing Fund in that year, and the Marketing Fund may borrow from us or other lenders to cover deficits of the Marketing Fund or cause the Marketing Fund to invest any surplus;

4) collect for remission to the Marketing Fund any advertising or promotional amounts offered by any supplier based upon licensee and/or franchisee purchases. Any such contributions, whether or not made with respect to purchases by you, will not count toward your required Fund contributions;

5) pay the advertising, marketing, public relations and related costs involved in any co-branding, dual franchising or other such multi-sponsor programs;

6) revise marketing and other programs, and/or make expenditures from the Marketing Fund, to take account of cultural and other differences (and/or we can delegate management of a portion of the Marketing Fund in connection therewith);

7) defer, waive and/or compromise claims for current/future contributions to, and/or claims against or with respect to, the Marketing Fund and fund the same with the Marketing Fund;

8) take legal or other action against any Licensee/Franchisee in default of their obligations to the Marketing Fund;

9) merge the Marketing Fund with any marketing fund otherwise established for Buck-A-Roo$ Stores for use as described in this Section 11.1, so long as the restrictions of

the relevant License Agreement(s) continue to apply to contributions made by Licensees/Franchisees under such arrangements;

10) maintain Marketing Fund assets in one or more accounts designated as "trust accounts" for purposes of protecting such assets from claims of third-party creditors (however, such action will not be deemed to create any "trust," "fiduciary relationship" or similar special arrangement, between or among us, the Marketing Fund and/or you);

11) incorporate the Marketing Fund or operate it through an entity separate from us, which is subject to all rights and duties of ours relating to the Marketing Fund;

12) take such other actions in connection with the Fund as we consider to be appropriate and as are consistent with the provisions of this Section 11.1.

F. You acknowledge and agree that we have no obligation to ensure that expenditures by the Marketing Fund are or will be proportionate or equivalent to contributions to the Marketing Fund by Buck-A-Roo$ Stores operating in any geographic area, or that any Buck-A-Roo$ Store will benefit directly, indirectly or in proportion to its contribution to the Marketing Fund. We have no obligation to cause other Buck-A-Roo$ Stores to contribute to the Marketing Fund or engage in local marketing, and we can permit a Licensee/Franchisee to make direct advertising expenditures in place of contributions to the Marketing Fund. You understand that some Buck-A-Roo$ Licensees/Franchisees may have Marketing Fund obligations that are different from yours, if any. However, all Buck-A-Roo$ Stores owned by us will make contributions to the Marketing Fund as if they were subject to the then-current form of License Agreement.

G. Neither we (nor any of the Licensor-Related Persons/Entities, including the Marketing Fund and/or the L/FAC) will be liable for any act or omission in connection with the Marketing Fund which is consistent with this Agreement or which is done in subjective good faith. You and we expressly agree that none of the relationships with you in connection with the Marketing Fund are in the nature of a "trust," "fiduciary" or similar special arrangement.

H. Subject to the express requirements of this Agreement that your contributions will only be spent as authorized herein, you agree that we have the unrestricted right to deny access to any and all programs and/or materials created by, and benefits of, the Marketing Fund to any Licensee/Franchisee who is not in Good Standing.

I. You acknowledge and agree that if the Buck-A-Roo$ System is converted to a different brand or format, we may immediately, or at any time thereafter, direct that the Marketing Fund monies be used to publicize the new format or brand, and you will be obligated to continue to make contributions to the Marketing Fund, even if your conversion to the new format or brand has been deferred.

11.2 <u>Your Participation in the Marketing Fund</u>. You agree to participate in all Marketing Fund programs. You have the right to set your own prices, except that we can, to the extent permitted by law, specify prices for goods or services, with which you will comply. You must fully honor all coupons, price reduction and other promotions/programs as directed by us. The Marketing Fund may furnish you with marketing, advertising and promotional materials;

however, we can require that you pay the cost of producing, shipping and handling for such materials.

11.3 Your Local Store Marketing Activities.

A. You must spend for local advertising and promotion of your Buck-A-Roo$ Store each royalty period an amount to be designated by us, but not to exceed the greater of 3% of Gross Volume, or $5,000 subject to inflation adjustment as set forth in Section 9.6. You will submit verification of your expenditures in the form, and with supporting documentation, that we prescribe. Appropriate local advertising expenditures may include, but are not limited to, classified telephone directory listings and advertising. The value of discounts, coupon redemptions and/or products or services given without charge will not be considered to meet your local advertising obligation under this Section.

B. Your advertising must be in good taste and conform to ethical and legal standards and our requirements. Samples of all advertising and promotional materials (and any use of the Marks and/or other forms of commercial identification) for any media, including the Internet, World Wide Web or otherwise, must be submitted to us for our review and consent prior to use, which approval we have the unrestricted right to grant, condition or withhold. You agree not to use any materials or programs disapproved by us at any time in and you must use all materials and programs designated by us as mandatory. We can require that a brief statement regarding the availability of Buck-A-Roo$ licenses/franchises be included in advertising used by you and/or that brochures regarding purchase of Buck-A-Roo$ licenses/franchises be displayed in your Buck-A-Roo$ Store.

C. We have the unrestricted right to specify from time to time, any use of the Internet, World Wide Web or other electronic media by you in connection with your Buck-A-Roo$ Stores, whether in the Manuals or otherwise. Among other things, we can require that any such use be through us, using a designated Internet/intranet Service Provider (which can be us or an Affiliate), and that all pages be accessed through a designated site and/or meet our specifications. In such an event, we can require you to pay by credit card, bank autodraft, or other method required by us, a Internet/intranet Service Fee of $100 per royalty period, which we can collect in advance on an annual or other basis. Such Fee is subject to annual adjustment by us.

11.4 Licensee/Franchisee Marketing Group(s) ("L/FMG"). We have the unrestricted right to form one or more associations and/or sub-associations of Buck-A-Roo$ Store to conduct various marketing-related activities on a cooperative basis (an "L/FMG"). If one or more L/FMGs (local, regional and/or national) are formed covering your area, then you must join and actively participate. Each Buck-A-Roo$ Licensee/Franchisee in Good Standing will be entitled to one vote. You can be required to contribute such amounts as are determined from time to time by such L/FMGs. We have the unrestricted right to grant or deny consent to the bylaws, rules, regulations and procedures that each L/FMG chooses to adopt. Any failure to timely pay amounts due to, or to comply with the bylaws, rules, regulations and procedures of an L/FMG, is a breach of this Agreement. We can offset against amounts we or any Affiliate owe to you the amount of your unpaid L/FMG obligations. We can appoint one representative to participate in all L/FMG meetings and activities as a non-voting participant. While we are not

required to do so (except as stated in this Agreement), any matters we submit for approval to an L/FMG of which you are a member, and for which majority approval is granted, will be binding on you.

12. STORE RECORDS AND REPORTING.

12.1 Bookkeeping, Accounting and Records, Cash Register, Computer and Other Systems. You must obtain and maintain at your sole expense accounting, sales, reporting and records retention systems conforming to any requirements prescribed by us from time to time, including electronic systems with online access for us. Such systems may include, but are not limited to, electronic cash register, computer and point of sale systems, and software programs, and may have components only available from us, a Licensor-Related Person/Entity and/or designated suppliers. We reserve the right to use, and to have full access to, all cash register, computer and any other systems, and the information and data they contain. We can charge a reasonable fee for the license, modification, maintenance or support of software or any other goods and/or services that we furnish to you in connection with any of the systems.

12.2 Reports, Financial Statements and Tax Returns.

A. You will provide to us such information regarding the sales and operation of your Buck-A-Roo$ Store, and in such form and format, as we specify from time to time. We can elect to obtain such information through a variety of methods, including direct online access, facsimile transmissions and written copies. Current information requirements include, but are not limited to, the following, and are subject to change by us:

1) Sales and operations reports for each royalty period, which are due at the same time as the corresponding royalty payment; and

2) within 45 days after the end of each fiscal year, an unaudited fiscal year-end balance sheet and income statement for your Buck-A-Roo$ Store, prepared in accordance with generally accepted accounting principles, and verified and signed by you;

3) retention of all records of or relating to your Buck-A-Roo$ Store, including all income, sales and other tax returns, for the Term of this Agreement and one year thereafter.

Your failure to furnish any of the items required to be furnished under this Section within fourteen (14) days of the due date shall entitle us to appoint, at the your reasonable expense, an independent auditor to prepare the relevant items and, in the event that you do not fully cooperate in such regard, we may Terminate this Agreement.

B. You agree to provide such other data, information and supporting records for your Buck-A-Roo$ Store as we reasonably may request from time to time, including without limitation copies of your sales tax returns and those portions of your income tax returns relating to your Buck-A-Roo$ Store. We can require you to provide us, at your expense, with an annual audited financial statement prepared by a certified public accountant.

13. INSPECTIONS AND AUDITS.

13.1 Our Inspections, etc. We and/or our agents will have the right, at any time during business hours, and without prior notice to you, to:

A. inspect your Buck-A-Roo$ Store and related activities and items and record the same;

B. remove samples for testing and analysis;

C. interview personnel;

D. interview customers;

E. conduct inventories; and

F. confer with government agencies and share and/or receive information related to the Licensed Business.

You will cooperate fully in connection with such matters. We can require you or an individual designated by us to meet at our headquarters or other location designated by us, for the purpose of discussing and reviewing your Buck-A-Roo$ Store's operations, financial performance and other matters.

13.2 Audit. We and/or our agents will have the right at any time during business hours, and without prior notice to you, to inspect and/or audit business records relating in any way to your Buck-A-Roo$ Store and the books and records of any person(s), corporation or partnership which holds, or does business with, the Licensed Business. Such business records may include, but are not limited to, bookkeeping and accounting records, sales and income tax records and returns, cash register tapes, invoices, and deposit receipts. Our right to audit includes the right to access all cash registers, computers and other equipment by electronic means. You will cooperate fully with such an audit. Notwithstanding any provision to the contrary in this Agreement or otherwise, our audit rights will continue in effect for two years after the termination, expiration, transfer or otherwise of this Agreement and/or any Successor license and/or franchise. Our or your failure to exercise any rights to conduct an audit will not act as a waiver of any rights or constitute a lack of diligence for purposes of the delayed discovery doctrine or otherwise.

13.3 Gross Volume Understatements. If any inspection or audit discloses an understatement of Gross Volume, you must pay to us the royalties and marketing contributions due on the understated amount, plus interest, from the date originally due until the date of payment. We can require you to reimburse us for the cost of the inspection or audit, including, without limitation, the charges of any independent accountants, and related travel and per diem charges for our and their employees, if:

A. any inspection or audit is necessary because of your failure to timely furnish required information/reports; or

B. Gross Volume is understated for any period by more than 2%.

In addition to all other remedies and rights of ours hereunder or under applicable law, we may Terminate this Agreement if:

C. Gross Volume is understated for any period by more than 5%; or

D. any understatement is determined by us to be intentional or the result of gross negligence.

14. TRANSFER.

14.1 We have the entirely unrestricted right to transfer this Agreement, and any or all of our rights and/or obligations under, or related in any way to, it, in whole or in part, without your consent. If we transfer to a transferee which appears at the time of the transfer to have financial resources reasonably appropriate to fulfill its obligations under this Agreement, only the transferee will have obligations to you, and our obligations to you, and those of any of the Licensor-Related Persons/Entities, the Marketing Fund and/or the L/FAC, will be extinguished. For the purposes of this Section, we will be entitled to rely upon financial statements provided to us by the transferee and/or an affiliated entity.

A. We have the entirely unrestricted right to engage in any of the following (or similar) transactions with any person or entity, whether competitive or not, and whether or not involving businesses in proximity to, or competitive with, your Buck-A-Roo$ Store, notwithstanding any territorial or other rights you may then have:

1) be sold, and/or we can sell any or all of our intellectual property (including the Marks) and/or other assets;

2) go public;

3) engage in a private or other placement of some or all of our securities;

4) merge with and/or acquire other entities and/or assets (whether competitive or not);

5) be acquired by a competitive or other entity;

6) and/or undertake any refinancing, leveraged buy-out and/or other transaction.

You agree that we will have no liability to you resulting from our entering into any transactions permitted hereunder. We also may, on a permanent or temporary basis, delegate any or all of our duties to another company to perform. In such event, and if such company has the financial resources reasonably appropriate to fulfill its obligations under this Agreement, you will look only to such other company for the performance of such duties.

B. Finally, you expressly agree that the rights given to us under this section are essential, as a practical business matter, to provide us with the entirely unrestricted commercial freedom and flexibility to take advantage of business opportunities, react to business challenges and/or respond to unanticipated or other developments in the business environment, which may

entail re-structuring, acquisitions, mergers or otherwise, and which may require the maximum business flexibility so as to act in response to unanticipated challenges and opportunities, notwithstanding that the exercise of any rights granted to us in this Section may temporarily or otherwise disadvantage one or more members of the Buck-A-Roo$ system.

14.2 Transfers by You.

A. The rights and duties created by this Agreement are personal to you (or your owners, if the Licensee is a Business Entity). We have awarded the license relying on the individual integrity, ability, experience and financial resources of you or such owners. Therefore, neither this Agreement, the license, the Licensee (if an entity) nor your Buck-A-Roo$ Store (or any interest in, or the assets of, any of them) can be transferred without our prior written approval. Any transfer or attempted transfer without our approval is null and void.

B. The term "transfer' includes (but is not limited to) any voluntary or involuntary assignment, sale, gift, pledge or any grant of any security or other interest (whether partial or whole, or direct or indirect), by you (or your owners, if the Licensee is a Business Entity).

A transfer also includes the following events:

1) any transfer of ownership of capital stock or any partnership or similar interest;

2) any merger, consolidation or issuance of additional securities representing an ownership interest in the Licensee;

stock;

3) any sale of voting stock of the Licensee or of any security convertible to voting

4) any transfer in a corporate or partnership dissolution, divorce, insolvency proceeding or otherwise by operation of law;

5) any transfer of any interest in any revenues, profits, or assets of your Buck-A-Roo$ Store and which is not in the ordinary course of business; or

6) any transfer to a business entity and/or a trust or similar entity.

A transfer of ownership, possession or control of your Buck-A-Roo$ Store, or of its assets, can only be made with a transfer of the License. Any transfer in the event of death or disability will be governed by Section 14.5.

14.3 Conditions for Approval of Any Transfer.

A. All of the following conditions must be met prior to, or concurrently with, the effective date of any transfer. We can waive any condition.

1) You must be in compliance with this Agreement, the Manuals, all other agreements between you and us (including any of our respective Affiliates), and all

leases/subleases with any party, and the transferee must expressly assume all obligations under all such agreements; and

2) The transferee and its owners must meet our then-current requirements for new licensees/franchisees, including but not limited to business experience, aptitude and financial resources; and

3) You must meet all payment and reporting obligations under the License Agreement and any other agreements between you and us (and any of our respective Affiliates). Promissory notes will be accelerated and paid in full; and

4) All obligations to third parties in connection with your Buck-A-Roo$ Store must be satisfied or assumed by the transferee; and

5) Your Buck-A-Roo$ Store and its operations must have been brought into full compliance with the Manuals and specifications and standards then-applicable for new Buck-A-Roo$ Stores; and

6) At our option, the transferee must successfully complete, or agree to complete, our training program for new licensees/franchisees; and

7) The transferee must, at our option, (a) agree to be bound by all the terms and conditions of this Agreement for the remainder of the Term, or (b) execute our then-current form of License Agreement and ancillary documents (including lease/subleases and guarantees) as are then customarily used by us in the award of licenses/franchises for Buck-A-Roo$ Stores (which may, among other things, provide for higher royalties, advertising fund/marketing contributions and materially different rights and obligations than are provided in this Agreement and may not include the terms of any amendments or addenda to this Agreement); provided, however, that no Initial License Fee will be required (we have the unrestricted right to require the transferee to sign a License Agreement and other documents for the full term then being offered and pay the pro rated initial fee as provided in Article 9, above, in addition to any transfer or other fees.) The term of such new License Agreement will, at our option, be either for the balance of the Term of this Agreement or for the full term generally awarded to new licensees/franchisees as of the time of the transfer; and

8) The transfer must be completed in compliance with the terms of any applicable leases and other agreements and with all applicable laws, including but not limited to licensing and operations-related laws and/or laws governing license and/or franchise sales; and

9) You or the transferee must pay us with your application for a transfer a nonrefundable transfer fee of $10,000, subject to inflation adjustment as provided in Section 9.6, above

10) You and each of your owners and/or Affiliates, and the transferee (and each owner and/or Affiliate of the transferee), must sign a General Release; and

11) Any grant of a security or similar interest in connection with a transfer or otherwise (which grant we have the unrestricted right to permit or not permit), will be

subordinated to our rights and the rights of any Licensor Related Person/Entity under the License Agreement or any other agreement; provided that we have the unrestricted right to refuse to allow you or anyone else to grant or receive a pledge, mortgage, lien or any security or similar interest in and/or to the License or the Licensed Business (or any of its assets); and

12) You must agree with the transferee not to compete after the transfer in accordance with restrictions acceptable to us and substantially similar to those described in Section 8.2(B), above, to the maximum extent permitted by law. We will be named a third party beneficiary of such agreement; and

13) We have the unrestricted right to (but are not required to) withhold or condition our consent to any transfer, including (but not limited to) situations in which we believe that the terms of transfer jeopardize the economic viability of the license or based on other circumstances of the transfer, and/or if we would not normally directly award a license in such a situation.

B. We also have the unrestricted right to (but are not required, and have no duty, to) discuss with you and/or the proposed transferee any matters related to any transfer and/or proposed transfer at any time which we consider to be appropriate without liability (including our opinion of the terms of sale, performance of your license, etc.) You expressly consent to any such discussions by us.

C. Neither you nor any transferee will rely on us to assist in the evaluation of the terms of any proposed transfer. You acknowledge and agree that an approval of a proposed transfer will not be deemed to be an approval of the terms, nor any indication as to any likelihood of success or economic viability.

D. A transfer subject to Section 14.2 is not permitted where the Buck-A-Roo$ Store is not yet open for business.

14.4 Additional Conditions for Transfer to a Business Entity. We will consent to a transfer from you to a Business Entity entirely owned by you and formed for the sole purpose of operating the Buck-A-Roo$ Store if the conditions described in 14.3, above, and the following conditions are met. Such a transfer will not relieve you of your obligations under this Agreement. You will remain jointly and severally liable to us for your and the Business Entity's obligations.

1) The Business Entity's stock certificates (and/or other applicable evidences of ownership and all documents of formation/governance) must recite that any ownership interest in the Business Entity is restricted by the terms of this Agreement; and

2) You must have (and continue to maintain) management control and ownership of at least 51% of the Business Entity and personally manage its affairs; and

3) The individual Licensee (or, if the Licensee is a partnership, at least one of the partners) must be and remain the chief executive officer, chief operating officer or chief financial officer and meet our then-current training requirements. If the Licensee is or becomes a corporation, LLC, partnership or other business entity, the chief executive officer, chief

operating officer or chief financial officer of such entity must always meet all of our then-current training and other standards; and

4) The transferee must enter into an approved form of assignment in which the Business Entity assumes all of the Licensee's obligations under this Agreement and any other agreements with us and/or a Licensor-Related Person/Entity, and any other documents we can require as provided in 14.3(A)7, above; and

5) All current and future owners of the Business Entity must agree in writing to comply with this Agreement and any other agreements with us and/or any Licensor-Related Persons/Entities, including the Marketing Fund. We have the unrestricted right, at our option, to require any and all owners to jointly and severally guarantee (in a written form approved by us) any such obligations of the Business Entity under any such agreements. The current approved form of Owner's Guaranty is attached as Exhibit 1 to this Agreement; and

6) No public offerings of debt or equity ownership in the transferee entity can be conducted, and no shares of any type issued, without obtaining our prior written consent; and

7) We can require that each of the present and/or future shareholders, directors, and/or officers execute confidentiality and non-competition agreements with terms substantially similar to those described in Sections 8.1 and 8.2, respectively.

8) In any event, we have the unrestricted right to withhold or condition our consent to any transfer as we deem appropriate, based on the circumstances of the transfer or otherwise.

If, at any time, the Licensee is (or becomes) a business entity:

The Licensee warrants that it has the power to execute and perform its obligations under this Agreement and all necessary action has been taken to authorize the execution and performance of this Agreement pursuant to the governing documents of the Licensee and as required under applicable law.

The Licensee shall, by prior notice in writing, advise the Licensor immediately of any proposed changes in the directors (which term includes similar positions, such as partners) in any business entity), or president, chief executive officer, managing partner or person holding a similar position, of the Licensee whereupon the Licensor, having been satisfied as to the solvency, respectability, capability and responsibility of any new or replacement person, may (but is not required to) release the retiring person from any guarantees given by the retiring person on the condition that the new or replacement person will replace the retiring person in all respects as guarantor and execute and deliver a General Release and guarantee on terms satisfactory to the Licensor;

The Licensee shall advise the Licensor prior to the issue or allotment of any shares (or other ownership interests) in the Licensee. The Licensee shall not issue or allot any shares (or other ownership interests) to any person or company who is not an owner without the prior express written consent of the Licensor; and

The Licensee (and its officers and directors) shall not without the prior express written consent of the Licensor:

(a) issue or register any transfer of shares (or other ownership interests) not consented to in writing by the Licensor; or

(b) change the governing documents of the Licensee, or do any other act, whereby such a change may materially affect the ability of the Licensee to perform its obligations under this Agreement; or

(c) accept the resignation of any director, president, chief executive officer, managing partner or person holding a similar position, and appoint a new person to hold such a position in that person's stead, without the express prior written consent of the Licensor.

Failure by the Licensee to comply with the above provisions shall be grounds for Termination of this Agreement.

14.5 <u>Death or Disability of Licensee</u>.

A. If the Licensee, or if the owner of the Licensee with a controlling interest, dies or is permanently disabled, then his or her interest in this Agreement, the Licensed Business and/or the Licensee will be transferred to a third party subject to all of the provisions of this Article 14. A "permanent disability" occurs if you are not able to personally, actively participate in the management of your Buck-A-Roo$ Store for 6 consecutive months. Any transfer under this Section must be completed within 6 months from the date of death or permanent disability. If no transfer occurs, the License will automatically terminate at the end of such period.

B. We have the unrestricted right (but are not required to) operate the Licensed Business on your behalf and at your expense in the event of your death, disability or absence. We can pay ourselves a reasonable amount for our management services and other costs. We will use reasonable efforts and business judgment in managing the business, but will in all cases be indemnified by you (and/or your estate) against any costs and/or liabilities related in any way to our management and the operation of the Licensed Business. We are expressly authorized by you to manage in good faith and on terms that we consider appropriate, including payment of any past, current and/or future obligations to us or to any other creditor out of assets and/or revenues of the Licensed Business.

14.6 <u>Effect of Consent to Transfer</u>. Our consent to a transfer is not a waiver of any claims we may have against you, and you are not relieved of any obligations to us or any Licensor-Related Persons/Entities and/or the Marketing Fund (including any defaults by any transferee). In any case, your obligations under the Post Termination Provisions will survive any transfer of this Agreement. Any dispute regarding any proposed or completed transfer will be resolved through the dispute resolution provisions of this Agreement. Neither we nor any

Licensor-Related Persons/Entities, or the Marketing Fund and/or the L/FAC, will have any liability to you or any proposed or actual transferee in connection with our examination and/or possible consent or withholding of consent involving any transfer or proposed transfer, or our exercise of any right of ours, which is consistent with this Agreement. You agree to indemnify and hold us harmless from any liability to you, the proposed transferee or otherwise.

14.7 <u>Our Right of First Refusal</u>.

A. We have a right of first refusal regarding any proposed transfer subject to this Agreement, excluding only those transfers which are subject to Section 14.4. For each non-excluded proposed transfer, you will provide us with a true and complete copy of the offer received by you (and any ancillary agreements), and the conditions to transfer described in Sections 14.3 and 14.4, as applicable, will be met. The offer and the price and terms of purchase must apply only to an interest in this Agreement, the License, your Buck-A-Roo$ Store or the Licensee. Any value attributable to the goodwill of the Marks, Buck-A-Roo$ System elements, Confidential Information or any other assets, tangible or intangible, related to the Buck-A-Roo$ Brand and System will be excluded from the purchase price, but goodwill related solely to the value of your Buck-A-Roo$ Store as a going business will be included, if we are purchasing your Buck-A-Roo$ Store as a going business.

B. We will give you written notice of our decision to exercise our right of first refusal within 30 days from the date of our receipt of the offer and ancillary documents. If any of the assets to be purchased do not meet the standards we then apply to new Buck-A-Roo$ Stores, or if you are in default, we can require that the Store be brought into compliance and any defaults cured before the 30-day period begins. We can substitute cash for any form of payment proposed in such offer and will have a reasonable period of time in which to prepare for the close of the transaction, generally 60 days. The purchase price to be paid by us will be the price specified in the proposed transfer, less the value attributable to the goodwill of the Marks, Buck-A-Roo$ System elements, Confidential Information or any other assets, tangible or intangible, related to the Buck-A-Roo$ brand and System. We will be entitled to purchase any interest subject to all Customary Representations, Warranties and Agreements. We can require that the closing of the sale be through an escrow. You and we will comply with any applicable bulk sales and/or similar laws, and you will maintain all insurance policies until the date of closing. We will have the right to set off against any amount of money payable by us all amounts due from you and/or your Affiliates to us and/or our Affiliates. We will also have the unrestricted right to pay any amount otherwise payable to you directly to your creditors in satisfaction of your obligations. If you violate any of your obligations that expressly or by their nature survive this Agreement, we will not be obligated to pay any amount otherwise due or payable to you thereafter. In connection with such purchase, you and each transferor (and your respective Affiliates) will sign a General Release.

C. If we do not exercise our right of first refusal, you or your owner can complete the sale to such purchaser on the exact terms of such offer, subject to the conditions of this Article 14. If there is a material change in the terms of the sale, we will have an additional right of first refusal on the same terms and conditions as are applicable to the initial right of first refusal. Our rights under this or any other Section are fully assignable.

14.8 Options to Cease the License Relationship/Repurchase the License and/or Business.

A. Ceasing the License Relationship, Payment to You, You Continuing in Business at Your Location. Notwithstanding anything to the contrary in this Agreement or otherwise, at any time we can repurchase the License and cancel your rights and our obligations under this Agreement on payment to you of the repurchase price. The repurchase price will be calculated as follows:

1) if the reacquisition occurs during the initial term, the repurchase price will be the Initial License Fee paid by you, multiplied by a fraction, the numerator of which is the number of full months remaining of your initial term and the denominator of which is the number of full months originally in the total initial term; or

2) if the reacquisition occurs during a renewal term or Successor license/License, the repurchase price will be the Successor license and/or franchise fee paid by you, multiplied by a fraction, the numerator of which is the number of full months remaining in the renewal term or Successor license and/or franchise and the denominator of which is the number of full months originally in the renewal or successor term under which you are then operating.

The repurchase price will include compensation only for the term of the then-current License Agreement, not for any successor terms which are not then in effect.

Your Post Termination Obligations (including, but not limited to, de-identification and return of all Manuals) will be continuing obligations of yours, except that we will waive (a) the post-term non-competition restrictions described in Section 8.2 as to your continued business operations at the single location for which you were approved and were operating at the time of the repurchase and (b) any rights to acquire your Buck-A-Roo$ Store and the Licensed Business, and/or any of the assets of your Buck-A Roo$ Store. You can continue in business at that location (but, of course, not as a Buck-A-Roo$ Licensee or using any of the Marks or other Intellectual Property), and you and we will exchange General Releases.

B. Limited Option to Repurchase the Business, etc. for Fair Market Value. If we:

1) Receive a bona fide expression of interest from another company to merge and/or otherwise acquire control of our interests in a majority of the then-outstanding Buck-A-Roo$ licenses/franchises, our assets and/or our outstanding stock (or that of any Affiliate of ours);

2) decide to go public, or private; and/or

3) or engage in any similar or related transaction,

then we can (but are not required to) purchase your License, this Agreement, your Buck-A-Roo$ Stores and the Licensed Business.

The purchase price will be the Fair Market Value of the assets to be purchased, provided

that the Fair Market Value of your Buck-A-Roo$ Store will, in any event, include its value as a going business, but in no event will the purchase price include any goodwill or other monetary factor related to the Intellectual Property, since you do not own the Intellectual Property, or leasehold improvements not owned by you. All sales, transfer and/or similar taxes must be paid by you. We will not be required to purchase any items not meeting our then-current specifications or reasonably required for the operation of a Buck-A-Roo$ Store in compliance with the System.

Pending the closing of such a purchase, we can appoint managers to maintain the operation of your Buck-A-Roo$ Store, or we can require you to close your Buck-A-Roo$ Store during such period without removing any assets. You will forever indemnify and hold us harmless against all obligations incurred in connection with the business prior to purchase. You will furnish us with a complete list of accounts unpaid by you within 10 days of our notice of intent to exercise this option. We can (but are not required to) pay these unpaid bills directly to the parties owed and deduct them from the purchase price in lieu of paying such portion of the purchase price directly to you.

The Post Termination Obligations will be continuing obligations of yours and we will receive all Customary Representations and Warranties from you and your Affiliates in connection with any such purchases. We can require that the closing of the sale be through an escrow. You and we will comply with any applicable bulk sales and/or similar laws, and you will maintain all insurance policies in effect until the date of closing. If you violate any of your obligations that expressly or by their nature survive this Agreement, we will not be obligated to pay any amount otherwise due or payable to you thereafter.

C. Payments, Releases, etc. Any purchase price to be paid under this Section 14.8 will be paid, at our sole option, either in cash at closing, or under an unsecured, interest-free promissory note, as follows: 50% at closing, 25% at the first anniversary date of the closing, and the final 25% at the second anniversary date of the closing. We can offset against the purchase price, and any installments thereof, any amounts owed by you (or any Affiliates) to us (or any Licensor-Related Persons/Entities, and/or the Marketing Fund) and we can pay any amounts otherwise due you directly to your creditors in satisfaction of your obligations.. In connection with our exercise of any rights under this Section 14.8, you (and each Affiliate of yours) and we will exchange General Releases.

D. No Assumption of Obligations, etc. We will not assume any liabilities, debts or obligations of yours in connection with any such transfer or payment, and you will indemnify us and each of the Licensor-Related Persons/Entities, including the Marketing Fund and the L/FAC, from any and all claims arising out of any such transfer or payment. Notwithstanding the foregoing sentence, costs paid or incurred in connection with the transfer or payment, including but not limited to, all appraisal fees and closing costs, will be shared equally between you and us, but excluding attorneys' fees paid or payable to the respective attorneys for the parties. You and we will comply with all applicable laws in connection with any such transfer and payment and you will cooperate with us in complying with all such requirements.

E. Termination of Agreement. This Agreement will Terminate upon the date the above-described purchases become effective, subject to any surviving obligations described in

this Agreement. If you fail to complete or to continue to comply with any surviving obligation(s), we will not be obligated to pay that portion of the purchase price otherwise due or payable following such failure, in addition to any other remedies to which we are otherwise entitled, such amounts having been selected in view of the extreme difficulty in estimating possible damages arising from such breaches.

15. SUCCESSOR LICENSE OR FRANCHISE.

15.1 Your Rights.

A. If you are awarded this Agreement for the initial term of your License, then this Agreement Terminates at the expiration of the initial term. At that time, subject to the provisions of this Article 15, you will be eligible to be awarded a Successor license or franchise, with the possibility of unlimited rights to successor licenses or franchises as detailed below. The Successor License Agreement may (and probably will) differ materially from this one in financial and other ways and terms. The Successor term will be for a 10 year period, with possible further rights to additional Successor licenses or franchises; but if the lease or sublease for the Premises is terminated or expires before the end of such Successor term (and no substitute location has been consented to by us in writing and occupied by you before the termination/expiration of such lease/sublease), we can Terminate the Successor agreement as of the termination/expiration of such lease/sublease. You will be entitled to further successor licenses or franchises if you meet the requirements for additional successor licenses or franchises under the license or franchise agreement you are operating under.

B. We have the unrestricted right to determine that we do not intend to continue to regularly award licenses/franchises and maintain a license and/or franchise program for Buck-A-Roo$ Stores in your state. If we (1) announce such a determination and (2) do not open or award licenses/franchises for Buck-A-Roo$ Stores in your state for 12 months after the date of such announcement (provided that we will have the right to award renewal or successor licenses/franchises where an older form of License Agreement or otherwise requires us to do so, and/or continue to service existing Licensees/Franchisees under outstanding agreements), then we will not be required to offer you any Successor licenses/franchises, or renewal or similar rights and will have no liability or obligation to you with respect thereto. You agree that if any statute or court decision requires "good cause" (or any similar standard) for non-renewal, compliance by us with the provisions of this subsection will be considered to be good cause.

C. You agree that these provisions are commercially reasonable because commercial and other developments may make further participation in licensing/franchising by us inappropriate. Therefore, just as you have the option to not accept a Successor license and/or franchise, we have the option to no longer award Successor or other licenses/franchises, or grant renewals, in the circumstances discussed in this Agreement.

15.2 Notice of Election.

A. You must give us written notice of election to obtain the Successor license and/or franchise not less than 6 months, but not more than 12 months, before the expiration of the initial

term of this Agreement. Within 90 days after our receipt of the notice, we will give to you in writing:

1) any reasons which could cause us to not award the Successor license and/or franchise, including any deficiencies requiring correction; and

2) our then-current requirements relating to the image, appearance, decoration, furnishing, equipping, stocking and programs for a Buck-A-Roo$ Store (collectively, the "specifications and standards then-applicable for new Buck-A-Roo$ Stores and with the Manuals").

B. If you are subject to a Correction Process under Section 16.5 when (1) you provide us with notice of your intent to obtain a Successor license and/or franchise, or (2) the Successor license and/or franchise would be awarded, then we have the unrestricted right to choose to defer the award of any Successor license and/or franchise until you have successfully complied with the applicable Buck-A-Roo$ System Standards and Financial Standards.

15.3 <u>Conditions to the Award of a Successor License and/or Franchise</u>. Any award of the Successor license and/or franchise must meet all of the following conditions, together with the then current standards applicable to Successor licenses and/or franchises, each of which are agreed to be reasonable:

A. You (and each Affiliate of yours) must be in Good Standing; and

B. Your Buck-A-Roo$ Store and its operations must fully comply with all specifications and standards then-applicable for new Buck-A-Roo$ Stores and with the Manuals by the expiration of this Agreement; and

C. You must present evidence satisfactory to us that you have the right to remain in possession of your Buck-A-Roo$ Store for the duration of the Successor license and/or franchise. If you fail to maintain possession of your Buck-A-Roo$ Store, or if we exercise our unrestricted right to determine that your Buck-A-Roo$ Store should be relocated, you must have obtained our consent to, and secured, substitute premises by the expiration date of this Agreement. Such premises must comply with all specifications and standards then-applicable for new Buck-A-Roo$ Stores and with the Manuals; and

D. You (and each Affiliate of yours) must have paid all amounts owed to us, any Licensor-Related Persons/Entities and/or the Marketing Fund; and

E. You must have executed the form of License Agreement and related documents then customarily offered by us (with appropriate modifications to reflect the fact that the License Agreement to be awarded relates to a single Successor license and/or franchise as contemplated by this Agreement). You will not be required to pay the then-current Initial License Fee, and we will not be required to provide you any site location, initial training or other "start-up" services in connection with the award of any Successor license and/or franchise; and

F. You must have complied with our then-current qualification and training requirements. We can require your personnel to successfully complete any retraining

program(s), at such times and location(s) as we then specify. There will be no charge for any retraining program(s), but you will be responsible for all travel, meals, lodging and other expenses of your personnel; and

G. You (and each owner and/or Affiliate of yours) must have executed a General Release, except for any claims exclusively related to the Successor license and/or franchise (where expressly so required by applicable law); and

H. You must have paid us a successor fee equal to 25% of our then-current Initial License and/or franchise Fee for a first license and/or franchise (but not less than $15,000, which minimum amount is subject to adjustment as described in Section 9.6). The fee must be received from you at the time of your election and is non-refundable unless we do not grant a Successor agreement to you.

Failure by you and/or your owners to timely complete such requirements will be deemed an election by you not to obtain the Successor license and/or franchise.

16. <u>TERMINATION OF THE LICENSE</u>.

16.1 <u>Defaults with No Right to Cure</u>. This Agreement will automatically Terminate upon delivery of our written notice of Termination to you in compliance with Article 20 (without further action by us and without opportunity to cure) if you (or any of your owners):

A. fail to timely meet the site selection, development, opening and other requirements provided in this Agreement, any other License Agreement, any Area Development Agreement, or otherwise;

B. abandon or fail to operate your Buck-A-Roo$ Store for more than 7 consecutive calendar days, or lose the right to possession of the premises and do not relocate your Buck-A-Roo$ Store in accordance with this Agreement;

C. make any material misrepresentation or omission in your application for the License, including (but not limited to) failure to disclose any prior litigation or criminal convictions (other than minor traffic offenses);

D. are judged bankrupt, become insolvent, make an assignment for the benefit of creditors, fail to pay your debts as they become due, or a petition under any bankruptcy law is filed by or against you (or any of your owners) or a receiver or other custodian is appointed for a substantial part of the assets of your Buck-A-Roo$ Store;

E. are convicted of, or plead no contest to, a felony, or to any crime or offense that is likely to adversely affect the reputation of the Licensee or any owner, your Buck-A-Roo$ Store, us or the goodwill associated with the Marks;

F. engage in any misconduct which unfavorably affects the reputation of the Licensee or any owner, your Buck-A-Roo$ Store, us or the goodwill associated with the Marks (including, but not limited to, child abuse, health or safety hazards, drug or alcohol problems, or permitting unlawful activities at your Store);

G. make, or attempt to make, an unauthorized "transfer" as defined in this Agreement or surrender control without our prior written approval;

H. make an unauthorized use of the Marks or any unauthorized copy, use or disclosure of any Confidential Information;

I. violate any of the In Term or Post Term Restrictions against competition provided in Section 8.2, above (or any other person identified therein commits such a violation);

J. commit any act or omission of fraud or misrepresentation, whether with respect to us, any of the Licensor-Related Persons/Entities and/or the Marketing Fund and/or any third party, including (but not limited to) any misrepresentation of Gross Volume;

K. have 5 or more material customer complaints with respect to your Buck-A-Roo$ Store in any 12 month period, whether or not resolved (complaints which unfavorably reflect on the reputation of the Licensee or any owner, your Buck-A-Roo$ Store, us or the goodwill associated with the Marks, including but not limited to: health and/or safety issues, customer service matters, product quality, legal compliance, and others, will be conclusively regarded as material — other complaints can be material depending on the circumstances);

L. fail to permit or cooperate with us or our designee in any audit or inspection or fail to retain (or to produce on request) any records required to be maintained by you.

16.2 Defaults with Right to Cure. This Agreement will automatically Terminate on delivery of our written notice of Termination to you in compliance with Article 20 (without further action by us and without further opportunity to cure beyond that set forth in this Section):

A. 10 Day Cure. If within 10 calendar days after delivery of our written notice to you, you (or any of your owners) do not cure any:

1) failure to maintain required insurance;

2) failure to correct any condition that, in our reasonable judgment, might pose a danger to public health and/or safety;

3) failure to report accurately Gross Volume or fail to submit any other report due under this Agreement or any lease/sublease in accurate and complete form and when required;

4) failure to make payments of any amounts due us, any Licensor-Related Person/Entity, any designee of ours and/or any supplier/creditor of yours);

5) failure to maintain any bank account, which is to be used for pre-authorized bank debits for amounts to become due us, or any of our affiliates or designees, as open and funded sufficiently to meet all reasonably anticipated debits and charges;

6) failure to comply with any of the dispute resolution provisions of this Agreement.

With respect to subsections 16(A)1 and/or 16(A)2 above, we can require you to immediately cease all operations until such defaults are fully cured.

B. 30 Day Cure. If within 30 calendar days after delivery of our written notice to you, you (or any of your owners) do not cure any:

1) default under the lease or sublease for your Buck-A-Roo$ Store within the applicable cure period set forth in the lease or sublease. If the applicable cure period set forth in the lease or sublease is less than 30 days, then that applicable cure period will apply;

2) delinquency in your obligations to taxing authorities, landlords, equipment lessors, suppliers or others;

3) failure to comply with any other provision of this Agreement, any other agreement with us and/or any Affiliate of ours, or any specification, standard or operating procedure or rule in the Manuals or otherwise prescribed by us in writing which does not provide for a shorter notice period.

If a default under this Section 16.2 (B) cannot reasonably be corrected within 30 days, then you must undertake diligent efforts within the 30-day period to come into full compliance. On our request, you must furnish, proof acceptable to us of such efforts and the date full compliance will be achieved. In any event, all such defaults must be fully cured within 60 days after delivery to you of the initial written notice to you of Termination.

16.3 Repeated Defaults. This Agreement will automatically Terminate upon delivery of our written notice of Termination to you in compliance with Article 20 (without further action by us and without opportunity to cure) if you or any Affiliate has committed 2 or more applicable defaults within any 12 consecutive months, or 3 or more applicable defaults within any 24 consecutive months. An "applicable default' is a single breach of any obligation under this Agreement and/or the Manuals, or under any other agreement with us and/or any of our Affiliates, whether or not such default is cured, and whether or not it is the same as or similar to a prior event of default.

16.4 Cross-Defaults. Any default by you (or any owner or Affiliate of yours) under this Agreement can be regarded by us as a default under any other agreement between us (or any Licensor-Related Persons/Entities and/or the Marketing Fund) and you (or any owner or Affiliate of yours). Similarly, any default by you (or any owner or Affiliate of yours) under any other agreement or any other obligation between us (or any Licensor-Related Persons/Entities and/or the Marketing Fund) and you (or any owner or Affiliate of yours) can be regarded as a default under this Agreement. Any default by you (or any owner or Affiliate of yours) under any lease, sublease, loan agreement, or security interest relating to the Licensed Business can be regarded as a default under this Agreement, regardless of whether or not any such agreements are between you (or any owner or Affiliate of yours) and us (or any Licensor-Related Persons/Entities).

16.5 Performance Standards.

A. You and we have a shared interest in your Buck-A-Roo$ Store not performing below Buck-A-Roo$ System Standards, or failing to achieve an appropriate level of Gross

Volume, and we would not have entered into this License relationship if we had anticipated that you would not meet these Performance Standards. "Performance Standards" includes both Buck-A-Roo$ System Standards and Financial Standards as described below.

B. Buck-A-Roo$ System Standards. "System Standards" are the criteria we establish, from time-to-time through the Manuals or other written means, relating to the operation, marketing and otherwise of Buck-A-Roo$ Stores. We have the entirely unrestricted right to modify System Standards at any time. You and we agree that your meeting all System Standards is critical to the success of your Buck-A-Roo$ Store, that of the Buck-A-Roo$ system as a whole and to the maintenance of the goodwill and value associated with the Buck-A-Roo$ brand, since the failure of any Buck-A-Roo$ Store to meet System Standards requirements would reflect negatively on all Buck-A-Roo$ Store, and undermine customer confidence and positive brand recognition. We can evaluate your Buck-A-Roo$ Store for compliance with Buck-A-Roo$ System Standards using various methods (including, but not limited to, inspections, field service visits, customer comments/surveys and secret shopper reports). So as to be consistent and fair, in conducting such an evaluation we will use the same methods and scoring system then in use by us for evaluating any Buck-A-Roo$ Stores owned and/or operated by us and/or our Affiliates. Your Buck-A-Roo$ Store will be assigned System Standards Scores for categories being scored at that time. Your scores will be compared with the average score in each such category achieved by all Buck-A-Roo$ Stores in the United States (including those Licensed and/or owned and/or operated by us and/or our Affiliates), or such other geographic area as we reasonably believe to be appropriate for evaluation purposes.

C. Buck-A-Roo$ Financial Standards. You and we agree that an adequate level of financial performance is also critical to the success of the Buck-A-Roo$ system. Understanding that, you and we jointly believe that use of arbitrary financial performance standards might be inappropriate and that a better way to evaluate unit-level financial performance is to apply a comparative standard, comparing the financial performance of your Buck-A-Roo$ Store with that of other Buck-A-Roo$ Stores. Therefore, we can compare your Gross Volume with the then-current "Financial Standard". If we make such an election with respect to your Buck-A-Roo$ Store, we won't do it any more frequently than as of every six months. The Financial Standard will be determined as follows:

PERIOD OPEN*	FINANCIAL STANDARDS ADJUSTED EVERY 6 MONTHS
Less than Three Years	50% of PUA**
Three Years or More, But Less Than Four Years	65% of PUA**
Four Years or More	75% of PUA**

*Measured from the earlier of your actual opening date, or the date by which your Buck-A-Roo$ Store is required to be open.

**"PUA" or "Per Unit Average": The average Gross Volume for all Buck-A-Roo$ Stores in the United States during the most recent 6 month period before the measuring date.

Note that we make no representation or guarantee that you can or will achieve levels of sales necessary to be in compliance with the Financial Standards set out above, or any other level or range of sales, income or other measures of performance. As a practical business matter, we're not able to reliably estimate or predict the future financial or other results of any Buck-A-Roo$ Store, including one owned by us, and are unable to make a reliable estimate of your potential results.

D. We have the unrestricted right to make revisions to elements of the Financial or System Standards upon 6 months' written advance notice to you. Such revisions can include, but are not limited to, changes in PUA percentages, measurement periods or geographical areas.

E. We have the unrestricted right to implement the correction process described in Section 16.5 (F), below, if your:

1) System Standards Score in a scored category is lower than the average System Standards Score; or

2) Gross Volume for the applicable measurement period does not equal the then current Financial Standard.

As noted below, the correction process includes our attempts to help you meet all applicable standards, but since your Buck-A-Roo$ Store is your business, it's ultimately your responsibility to meet those standards.

F. Correction Process.

1) To allow an appropriate period of time for you and us to work together to help you resolve any Performance standards issues, if we notify you of your failure to meet the then-current average System Standards Score in a scored category and/or the applicable Financial Standard and we decide to implement this Correction Process, then you will have six months from our delivery of written notice to you to meet all applicable Financial and System Standards.

2) Since it's in your and our mutual interest to have you resolve any Performance Standards issues, we will reasonably cooperate with and assist you in your efforts to meet your performance objectives. Our assistance may include, but is not limited to, on-site consultations, meetings at our headquarters, and/or retraining activities or programs at designated locations. You are responsible for any costs associated with such activities, including travel, meals, lodging and any other related expenses and will participate in the those additional activities, programs, etc. on our request. Among other things, we can:

(a) require you and/or your manager to attend and successfully complete a re-training seminar at our then-current headquarters, with you to pay all related travel, meals, lodging and incidental expenses, or

(b) send a trainer to your location to present a re-training seminar, which you and your manager must successfully complete, with you to pay us a $500 per day retraining fee (maximum: $1,500), subject to inflation adjustment.

G. If, at the end of the six month Correction Period, any of your Buck-A-Roo$ Store does not meet the average Buck-A-Roo$ System Standards score for any category and/or the then-applicable Financial Standards, then we can elect to Terminate this Agreement. You will have 90 days after the end of the six month Correction Period to complete a sale of your License to a third party if:

1) You provide us, within 10 days of the expiration of the six month Correction Period, with (a) a written notice of your desire to sell your License and (b) a General Release signed by you and each of your owners and Affiliates; and

2) Any such transfer meets all requirements of this Agreement, including those provided in Section 14.3, above.

H. If you do not provide us with the items described in Section 16.5 (G) 1, above, or complete an authorized sale within the 90 day period provided in Section 16.5 (G), above, then we can Terminate this Agreement immediately upon delivery of written notice to you in accordance with Article 20, below.

I. Nothing in this Section is intended to limit or diminish in any way any rights or remedies provided us under this or any other agreement, at law or in equity. The fact that any correction process may be ongoing will not prevent us from exercising any such rights and/or remedies, including any right to Terminate this Agreement for any default under this or any other agreement and we have no obligation to implement the above correction process or otherwise,

16.6 Non-Exclusive Remedies. Whenever we have a right to Terminate this Agreement, we (and any Licensor-Related Person/Entity) will have all remedies allowed at law and in equity. No right or remedy which we and/or any Licensor-Related Person/Entity may have under this Agreement or otherwise (including Termination) is exclusive, and we and/or any Licensor-Related Person/Entity may pursue any rights and/or remedies available at law and/or in equity. If we can Terminate this Agreement, we can elect to cancel any and/or all of your territorial or similar rights (including, but not limited to, any rights of first refusal), whether arising under this Agreement or in any other manner or document.

16.7 No Equity on Termination, etc. Your rights regarding the License are controlled by the provisions of this Agreement. You will have no equity or any other continuing interest in the License, any goodwill associated with it, or any right to compensation or refunds at the expiration and/or Termination of the License.

16.8 Extended Cure Period. If we grant you an extended cure period for any breach, such an extended cure period will not operate as a waiver of any of our rights and we can choose to condition any such an extension upon the signing of a General Release by you, each owner and Affiliate of yours.

16.9 Management of the Store After Issuance of Notice of Default.

A. If we issue a notice of default, we will have the right (but not the obligation) to manage your Buck-A-Roo$ Store until you have cured all defaults. All revenues received by the Buck-A-Roo$ Store while we (or our designee) are managing it will be kept in a separate fund. All Buck-A-Roo$ Store expenses, including compensation, travel and living expenses for our appointed manager, may be paid out of such fund. We will be paid $500 per day as a management fee (subject to adjustment as provided in Section 9.6). If such fund is insufficient to pay Buck-A-Roo$ Store expenses, we will notify you. You must, within 5 business days, deposit such amounts as will be required by us to attain a reasonable fund balance.

B. Operation of the Buck-A-Roo$ Store by us during any such period will be on your behalf; provided that we will only have a duty to use reasonable efforts and will not be liable to any creditor of yours or for any debts, losses or obligations incurred by the Buck-A-Roo$ Stores. This Section 16.9 will not limit our right to Terminate this Agreement as herein provided or affect any of our indemnity or other rights under this Agreement.

16.10 Our Right To Discontinue Supplying Items Upon Default. If we deliver a notice of default to you, we and/or each Licensor-Related Persons/Entity have the right to (a) require that you pay C.O.D. (i.e., cash on delivery) or by certified check for goods/services and/or (b) stop selling and/or providing any goods/services to you until you have cured all defaults. No such action by us and/or any Licensor-Related Persons/Entity shall be a constructive termination of this Agreement, change in competitive circumstances or similarly characterized, and you agree that you will not be relieved of any obligations under this Agreement because of any such action.

16.11 Prompt Notice of Claims by You. You understand that you are not permitted to terminate this Agreement for any default committed by us, except as permitted by applicable law. If you claim that such a default exists (or that you have any other basis for terminating your obligations and our rights under this Agreement or making any other claim against us), you must give us written notice and 30 days to cure; any action by you to terminate will not proceed until we have had such notice and an opportunity to cure. If we cannot reasonably cure within such 30 day period, and we are diligently continuing efforts to cure, then we will have 90 days to cure; provided that:

A. any dispute regarding our withholding consent with respect to a proposed transfer by you, or any other dispute in which delay may cause you significant harm or loss, may be immediately processed as provided in Section 19.1; and

B. any claim for equitable relief will not be subject to this Section. Any applicable statutes of limitations will be tolled during such 30 and 90-day periods.

17. RIGHTS AND OBLIGATIONS ON TRANSFER, REPURCHASE, TERMINATION AND/OR EXPIRATION OF THE LICENSE.

17.1 Payments of All Amounts Owed, etc. You must pay all royalties, marketing contributions and all amounts of any kind owed to us and/or any Licensor-Related

Persons/Entities, and the Marketing Fund, within 10 days after the Repurchase, Termination or expiration of the License, or from a later date when the amounts due can be determined.

17.2 <u>Intellectual Property, Confidential Information, Trade Dress, etc</u>. After any Transfer, Repurchase, Termination or expiration of the License:

A. You agree to immediately and permanently discontinue your Buck-A-Roo$ business and any use of the Intellectual Property and/or the Confidential Information, as defined in Article 22, and will not use any similar or derivative marks, or materials, or colorable imitations of any of the Intellectual Property in any medium or manner or for any purpose;

B. You must return to us or (at our option) destroy all software, Manuals, forms, materials, signage and any other items containing any Intellectual Property or Marks, or otherwise identifying or relating to a Buck-A-Roo$ Store (to the extent they have not been assigned in connection with an authorized Transfer or a Repurchase);

C. You must take such actions as may be required to cancel all fictitious or assumed name or equivalent registrations relating to your use of any Mark which have not been assigned in connection with an authorized Transfer or a Repurchase. On request by us, you will sign any and all documentation which effects a change of the business name to a name which does not include any of the Marks, or portions thereof, or of our name. You irrevocably authorize us to file, on your behalf, all documents, and do all things, necessary or appropriate to effect such changes;

D. You must remove from the Premises any distinctive signage, physical and/or structural features associated with the Trade Dress of Buck-A-Roo$ Stores, so that the Premises are clearly distinguished from other Buck-A-Roo$ Stores and do not create any public confusion (to the extent they have not been assigned in connection with an authorized Transfer or a Repurchase);

E. You agree not to identify yourself, or any business you may operate or in which you may become involved, or to advertise or promote yourself in any manner, as a present or former Buck-A-Roo$ Licensee;

F. You must furnish to us within 30 days satisfactory evidence of your compliance with the obligations described in this Section 17.2 and in Section 17.3, below. If you operate any business using any of the Intellectual Property, Marks, Confidential Information or any aspect of the System, our remedies will include (but not be limited to) recovery of the greater of (1) all profits earned by you in the operation of such business, or (2) all royalties, advertising contributions and other amounts which would have been due if this Agreement remained in effect with you.

G. You must provide us with complete lists of all past, current and prospective customers/clients, including any statistical and/or financial information and contact information, and will destroy, and not copy, use or divulge, such lists in your possession or to which you have access.

17.3 Telephone and Other Directory Listings, Internet Sites.

A. You understand and agree that we own all telephone numbers, domain names, Internet addresses/sites and/or other communications services links (collectively, the "Numbers"), and any related directory listings/advertising, used in connection with the operation of your Buck-A-Roo$ Store. We have the unrestricted right to require you to sign an assignment of such Numbers prior to training or at another time. After any Termination, Repurchase and/or expiration of the License, you must promptly transfer, call-forward, discontinue or otherwise deal with the Numbers and any related directory listings/advertising as we direct. You agree to sign any documents and/or pay any amounts required by a telephone/communication services provider as a condition to our exercising any rights under this Section. By signing this Agreement, you irrevocably appoint us your attorney in fact to take any such actions regarding the Numbers and any related directory listings/advertising if you do not do so yourself within 10 days after the Termination, Repurchase or expiration of this License. Such companies may accept this Agreement as conclusive evidence of our exclusive rights in such Numbers and related directory listings, web pages and advertising/marketing.

B. If we choose at any time to be direct billed by a provider for any account for the Numbers and/or directory listings/advertising, you agree to pay us all amounts due such providers within 10 days of our written notice to you. If you fail on 2 or more occasions to pay any such amounts to us when due, then we can require you to maintain a deposit with us in an amount reasonably determined by us based upon usage history and other relevant factors.

17.4 Continuing Obligations.

A. All obligations and rights which expressly or by their nature survive the Transfer, Repurchase, Expiration or Termination of this Agreement will continue in full force and effect until they are satisfied or by their nature expire (including but not limited to indemnity, non-competition and confidentiality rights and obligations; obligations to pay and the provisions of Articles 19 and 21). These obligations continue notwithstanding any rejection of this Agreement in a bankruptcy proceeding or otherwise.

B. If this Agreement is Terminated because of a default of yours, you will not be released or discharged from your obligations, including payment of all amounts then due and other amounts which would have become due under this Agreement if you had continued in operation as a Buck-A-Roo$ Licensee for the full term. Our remedies will include (but are not limited to) the right to collect the present value of these amounts and to receive the benefit of our bargain with you, as well as to accelerate the balances of any promissory notes owed and to receive any other unpaid amounts owed to us or any Affiliates of ours. You and we agree that it would be commercially unreasonable and damaging to the integrity of the Buck-A-Roo$ system if a Buck-A-Roo$ Licensee could default and then escape the financial consequences of his contractual commitment to meet payment obligations for the term of the License Agreement. You (and each of your owners/Affiliates) agree to sign a General Release if we choose to waive our rights to collect any amounts that would have become due if you had continued in operation as a Buck-A-Roo$ Licensee. This option of ours may be exercised at any time.

I have read Sec. 17.1-17.4, understand them and agree with them.
Your Initials: OP / ________

18. GRANT OF SECURITY INTEREST.

For valuable consideration, as security for the payment of all amounts owing or to be owed by you (and/or any Affiliate of yours) to us (and/or any Affiliate of ours) under this Agreement or any other agreements or otherwise, and your performance of all obligations to us and/or any Affiliate of ours, you hereby grant to us (and to each Affiliate of ours) a security interest in your (and your Affiliates') interests in this Agreement and/or all other agreements with us (and/or any Affiliate of ours), all proceeds of your Buck-A-Roo$ Store and in all of the assets, including equipment, furniture, fixtures and signs and leasehold interests, used by, at or in connection with, your Buck-A-Roo$ Store and its related business (the "Collateral") and consent to all filings necessary to perfect that security interest. You will not remove the Collateral or any portion thereof, or grant or permit any security interest in (or otherwise encumber) the Collateral, without our prior written consent. You represent and warrant that the security interest granted is prior to all other security interests in the Collateral except for (i) bona fide purchase money security interests and (ii) if consented to by us in writing, the security interest granted to a third party in connection with your original financing for your Buck-A-Roo$ Store, if any. In connection with any request for our approval of a security interest, we will exercise our reasonable rights, bearing in mind the interests of the borrower, lender, ourselves and the System. On the occurrence of any event entitling us to Terminate this Agreement or any other agreement between the parties, or if we reasonably determine that we are not assured that your (and/or any Affiliates') obligations will be timely and fully paid and/or performed, we will have all the rights and remedies of a secured party under the Uniform Commercial Code of the State in which your Buck-A-Roo$ Store is located, including, without limitation, the right to take possession of the Collateral. You must execute and deliver to us financing statements and/or such other documents as we reasonably deem necessary to perfect our interest in the Collateral within 10 days of your receipt of such documents from us.

I have read Sec. 18, understand it, and agree with it.
Your Initials: OP / ________

19. DISPUTE AVOIDANCE AND RESOLUTION — MANDATORY BINDING ARBITRATION.

For purposes of this Article 19, "you" includes all of your owners, Affiliates and their respective employees, and "we" and/or "us" includes all of the "Licensor-Related Persons/Entities."

19.1 <u>FUNDAMENTAL BUSINESS INTENTION TO MEDIATE AND/OR ARBITRATE, SEVERABILITY OF PROVISIONS, MODIFICATION OF AGREEMENT TO COMPLY WITH APPLICABLE LAW, FEDERAL ARBITRATION ACT GOVERNS, ETC.</u>

A. It's your and our fundamental agreement not to engage in court proceedings, except in the rare instances specified in this Agreement, but rather to have disputes resolved through face-to-face meetings, mediation and binding arbitration. You and we agree that our activities relating to the License relationship are in interstate commerce and that this agreement is governed by the Federal Arbitration Act.

B. You and we view mediation and binding arbitration to be generally superior to court proceedings, as often being time and cost efficient, and allowing you and us to use mediators/arbitrators with substantial franchising experience, while understanding that costs to you and/or us of face-to-face meetings, mediation, arbitration and/or appeal of arbitration, as provided in this Agreement, may sometimes be greater than in civil litigation or may make it more difficult for you or us to proceed.

THEREFORE, IF ANY PROVISION OF THIS AGREEMENT IS DETERMINED TO BE UNCONSCIONABLE, VOID, VOIDABLE, AGAINST PUBLIC POLICY, UNDULY RESTRICTIVE OF CONSTITUTIONALLY OR STATUTORILY PROVIDED RIGHTS OR OTHERWISE UNENFORCEABLE, YOU AND WE INTEND AND AGREE THAT (I) SUCH PROVISION WILL BE MODIFIED OR RESTRICTED BY THE ARBITRATOR OR COURT SO AS TO BE ENFORCEABLE OR (II), IF SUCH PROVISION CANNOT BE MODIFIED OR RESTRICTED, IT WILL BE SEVERED AND, TO THE MAXIMUM DEGREE POSSIBLE, THE REMAINING PORTIONS KEPT INTACT, VALID AND IN FULL FORCE AND EFFECT, SO AS TO ACCOMMODATE OUR AGREEMENTS, INCLUDING TO ENGAGE IN A FACE-TO-FACE MEETING, MEDIATION AND BINDING ARBITRATION/ARBITRATION APPEAL, PROVIDED IN THIS AGREEMENT.

For example, if a court or arbitrator finds that the potentially higher costs of mediation, arbitration, appeal or otherwise would make mediation and/or arbitration commitments, with respect to constitutionally or statutorily provided rights or otherwise, unconscionable, against public policy or otherwise unenforceable as to you or us, then you and we intend and agree that a court or arbitrator address such a finding by, as soon as possible, allocating between you and us the fees of a mediator, arbitrator(s) and/or their related organizations, or requiring us to advance a portion of such fees subject to possible reimbursement or otherwise addressing such issues so that such fees to be paid by you will not exceed those which you would incur in litigation, and the mediation/arbitration/appeal will proceed.

Similarly, if any provision of this Agreement would illegally deny you or us unwaivable constitutionally or statutorily provided rights or otherwise, such provision will be modified or restricted, or, if necessary, severed by the determining court or arbitrator, so as to preserve such constitutional or statutory rights, while keeping the remaining provisions of this Agreement intact.

C. You and we reserve the right to challenge any law, rule or judicial or other construction which effectively varies, or renders without effect, any provision of this Agreement. If any limitation of rights is held unenforceable with respect to one party, then such limitation shall also be unenforceable as to other party.

D. This Agreement will be deemed automatically modified to comply with governing law if such law requires a greater time period for notice of the Termination of, or refusal to renew, this Agreement or otherwise.

19.2 FACE-TO-FACE MEETING, MEDIATION AND MANDATORY BINDING ARBITRATION, ETC.. You and we believe that it is important to resolve all disputes effectively and professionally and to return to business as soon as possible. You and we agree that the provisions of this Article 19 support these business objectives and, therefore, agree as follows:

A. Dispute Resolution Process: Any litigation, claim, dispute, suit, action, controversy, or proceeding of any type whatsoever, including any claim for equitable relief and/or in which a party is acting as a "private attorney general," suing pursuant to a statutory claim or otherwise, between or involving you and us (and/or any Affiliate of either), on whatever theory and/or facts based, and whether or not arising out of this Agreement, ("Claim") will be exclusively processed in the following manner, except as expressly provided at Section 19.2 F. to the extent applicable and not contrary to applicable law:

1) First, discussed in a face-to-face meeting (at a neutral location reasonably near your Buck-A-Roo$ Store) within 30 days after either you or we give written notice to the other proposing such a meeting;

2) Second, if not resolved by that meeting, submitted to non-binding mediation for a minimum of 8 hours before (a) The American Arbitration Association ("AAA") or its successor or (b) Judicial Arbitration and Mediation Service ("JAMS") or its successor if the AAA cannot conduct such mediation. The mediator shall be a neutral person experienced in franchising. We will pay the costs of the first eight (8) hours of any mediation, and no mediation is required to extend beyond such eight (8) hour period. Any party may be represented by counsel and may, with permission of the mediator, bring persons appropriate to the proceeding.

3) Third, if not resolved through mediation, resolved through BINDING ARBITRATION before and in accordance with the arbitration rules of (a) The American Arbitration Association ("AAA") or its successor or (b) Judicial Arbitration and Mediation Service ("JAMS") or its successor if the AAA cannot conduct such arbitration. Arbitration may be filed prior to a face-to-face meeting and/or mediation, with such face-to-face meeting and/or mediation to follow as quickly thereafter as possible. Arbitration and mediation/meeting may proceed concurrently. The arbitrator must be a lawyer substantially experienced in franchising. JUDGMENT ON ANY ARBITRATION AWARD WILL BE FINAL AND BINDING, and may be entered in any court having jurisdiction, subject to the opportunity for appeal to a three-arbitrator appeal panel as contemplated below. The arbitrator's award will be in writing. On request by either party, the arbitrator will provide to all disputants a reasoned opinion with findings of fact and conclusions of law.

4) Fourth, a final award by an arbitrator (there will be no appeal of interim awards or other interim relief), may be appealed within 30 days of such final award. Appeals will be conducted before a 3-arbitrator panel appointed by the same organization as conducted the arbitration, each member of which must be a lawyer substantially experienced in franchising. The arbitration panel will not conduct any trial de novo or other fact-finding function. Such panel's decision will be in writing, may be entered in any court having jurisdiction and will be BINDING, FINAL AND NON-APPEALABLE. On request by either party, the arbitration panel will provide to all disputants a reasoned opinion with findings of fact and conclusions of law.

5) If required by applicable law for any arbitration provision (including the appeal process) to be enforceable (for example, with respect to preservation of constitutionally or statutorily provided rights), the arbitrator or a court will, as soon as possible, appropriately allocate between you and us the fees of the arbitrator(s) and/or his/her related organization, or require us to advance a portion of such fees subject to possible reimbursement, or otherwise address such issues so as to allow the mediation/arbitration to proceed in compliance with applicable law and may adjust such allocations, appropriately during the arbitration process for such purpose. In addition, you or we may deposit all fees required by any arbitration organization, subject to later allocation between you and us as provided above.

6) If the organizations specified by this Agreement to conduct any mediation and/or arbitration are unable or unwilling to conduct such proceeding(s), and the parties to the dispute cannot agree on an appropriate substitute organization or person to conduct such proceeding(s), then a court of competent jurisdiction shall designate an appropriate organization or person to conduct such proceeding(s).

B. Location, Confidentiality: Any mediation/arbitration (and any arbitration appeal) will be conducted exclusively at a neutral location in the county in which our then-current headquarters is located, which may change from time to time, and will be attended by you and us, and/or designees authorized to make binding commitments on each of our respective behalfs. You and we have selected that location based on practical business realities, such as (1) the fact that relevant business records, and many of our personnel (who may be critical as witnesses or otherwise available to assist in resolution of the dispute), will generally be located at our then-current headquarters and (2) you and we have a shared interest in avoiding inconsistent legal resolutions in multiple jurisdictions, which could adversely affect the nation-wide, consistent operation of the Buck-A-Roo$ License system and its day-to-day affairs. However, if any court determines that this subsection is unenforceable for any reason, mediation/arbitration (and any arbitration appeal) will be conducted at a neutral location reasonably near your Buck-A-Roo$ Store.

You understand and agree that one possible effect of the above (and other) provisions of this Agreement may be, among other things, that your costs of mediation, arbitration, litigation or otherwise may be greater, and it may be more difficult for you to proceed, than if those proceedings took place in a location near your residence or business or if a court was used instead of arbitration.

You and we agree that the provisions of this and all other sections will control, notwithstanding any language included in our UFOC or otherwise as a result of state

requirements and suggesting that the provisions of any section might be unenforceable due to a failure to have a meeting of the minds or otherwise, and you have no expectation that the provisions of this (or any other) section will be unenforceable or that we will fail to enforce them.

To the extent permitted by applicable law, the parties to any meeting/mediation/arbitration will sign confidentiality agreements, excepting only public disclosures and filings as are required by law.

C. Arbitration Authority: Arbitrators shall apply all applicable law, and a failure to apply the applicable law in accord with Section 19.12 below shall be deemed an act in excess of authority. Arbitrators shall not modify or change any provisions of this Agreement, except as contemplated by the express provisions of this Agreement regarding modification, restriction or severance in order to comply with existing law. The arbitrator shall be appointed within thirty (30) days of the filing of any demand for arbitration. Any arbitration hearing shall be held within ninety (90) days of the applicable appointment. The arbitrator shall decide all questions relating in any way to the parties' agreement to arbitrate, including but not limited to arbitrability, applicability, subject matter, timeliness, scope, remedies, and any alleged fraud in the inducement, claimed unconscionabilitv or otherwise. The arbitrator can issue summary orders disposing of all or part of a claim and provide for temporary restraining orders, preliminary injunctions, injunctions, attachments, claim and delivery proceedings, temporary protective orders, receiverships and other equitable and/or interim/final relief. Each party consents to the enforcement of such orders, injunctions, etc. by any court having jurisdiction. The subpoena powers of the arbitrator with respect to witnesses to appear at the arbitration proceeding shall not be subject to any geographical limitation. No award in arbitration will have any effect of preclusion or collateral estoppel in any other adjudication or arbitration.

D. Discovery, Compulsory Counter-Claims: The disputants will have the same discovery rights as are available in civil actions under the state law selected in Section 19.12, except as modified by this Section. Discovery will relate exclusively to the relationship/agreements between you and us and not to our relationship/agreements with other Licensees/Franchisees, depositions will be limited to key persons and either party can depose a maximum of three (3) such persons, including any experts, for a maximum period of seven (7) hours. If any portion of this subsection is deemed to be unenforceable for any reason, it shall be modified or restricted, or severed, so as to comply with applicable law. Each disputant must submit or file any claim which would constitute a compulsory counter-claim within the same proceeding as the claim to which it relates as if the laws of the state law selected in Section 19.12 relating to such matters in litigation also governed such matters in arbitration. Subject to applicable law, any such Claim which is not submitted or filed in such proceeding will be forever barred.

E. Fees and Costs: The parties will bear their own attorneys' fees and costs.

F. Disputes Not Subject to the Arbitration Process: Notwithstanding any other provisions of this Agreement or otherwise:

(i) Any party to this Agreement may seek interim, injunctive or expedited remedies

(including temporary restraining orders) regarding the following Claims or disputes (or portions thereof) arising from or related to this Agreement, in either a judicial or arbitration proceeding, in any forum having jurisdiction, without regard to the adequacy of other potential legal remedies: (a) Enforceability (including specific performance) of rights and/or obligations with respect to the Marks and/or any of the Intellectual Property licensed to you and/or the ownership or proper use thereof; (b) Specific performance of any other rights and/or obligations under or relating to this Agreement; and/or (c) Matters concerning rights to real property including (but not limited to) any evictions; and

(ii) Claims or disputes (or portions thereof) asserted by any party to this Agreement relating primarily to enforceability of rights in and to, the Marks and/or any of the Intellectual Property licensed to you and/or the ownership or proper use thereof and not covered by (i) (a) above; *i e.* not seeking such remedies] will be exclusively subject to court action, you and we agreeing that since (a) the legal status of the Marks and/or any Intellectual Property licensed to you and other Buck-A-Roo$ Licensees/Franchisees is a core element of the Buck-A-Roo$ System and of critical importance to all Buck-A-Roo$ Licensees/Franchisees and the future of the Buck-A-Roo$ System, and (b) an adverse decision might affect all Buck-A-Roo$ Licensees/Franchisees, it is critical that such matters should be only decided by means of a court trial and be subject to possible appellate court review.

If the provisions of this subsection are unenforceable or would result in rendering this Article 19 (or any portion) unenforceable for any reason, the entire dispute shall be subject to mediation, arbitration and appeal of any arbitration decision as provided in Section 19.2. Any action to compel a party's compliance with Section 19.2 must be consistent with Section 19.3.

G. <u>Your and Our Intentions and Agreements</u>: You and we mutually agree (and have expressly had a meeting of the minds) and intend that, notwithstanding any contrary provisions of state, provincial or other law and/or any statements in our Offering Circular required by a state/province as a condition to registration or for some other purpose:

1) all disputes relating to arbitrability (including whether or not any particular claim, issue or otherwise is to be submitted to arbitration), arbitration procedures and/or enforcement of any of the dispute resolution-related or other provisions of this Agreement will be exclusively decided by the arbitrator, including any assertion that this Agreement as a whole, or the arbitration provisions, or any other provisions, of this or any other agreement, are unreasonable, oppressive, unlawful, invalid, void or voidable, procured by fraud or uneven bargaining power, unconscionable, part of a contract of adhesion, were not subject to negotiation or are not enforceable for any reason or similar claims, and whether such assertions relate to this or any other agreement as a whole, or merely any arbitration or any other portions, and will be governed only by the Federal Arbitration Act and the federal common law of arbitration and exclusive of state statutes and/or common law.

2) all provisions of this Agreement shall be fully enforced, including but not limited to those provisions relating to arbitration, venue, and choice of law, you and we having had a meeting of the minds regarding such full enforcement (and have no expectations to the contrary) in signing this Agreement; and

3) you and we intend to rely on federal preemption under the Federal Arbitration Act (9 U.S.C. § 1 et seq. and each knowingly waive all rights to a court or jury trial and select arbitration as the sole means to resolve disputes (except as expressly provided otherwise in this Agreement), understanding that arbitration may be less formal than a court or jury trial, may use different rules of procedure and evidence and that appeal is generally less available, and that the fees and costs associated with a face-to-face meeting, mediation and/or arbitration may be greater than in civil litigation, but still strongly preferring a face-to-face meeting, mediation and/or arbitration as provided in this Agreement believing that arbitration has overriding advantages from a business standpoint, such as an arbitrator being particularly familiar with franchising, as well as offering the possibility of lower costs and more rapid disposition of disputes.

19.3 Exclusive Jurisdiction and Venue. Without in any way limiting or otherwise affecting your and our obligations under Section 19.2, above, you and we agree that any court proceedings (including any action to compel a party's compliance with Article 19) will be exclusively held in the United States District Court encompassing our then-current headquarters (the "Proper Federal Court"), which may change from time-to-time, subject to the following exceptions:

A. If a basis for federal jurisdiction does not exist, then any such proceeding will be brought exclusively before a court in the most immediate state judicial district encompassing our then-current headquarters and having subject matter jurisdiction (the "Proper State Court");

B. Proceedings to remove or transfer a matter to the Proper Federal Court and/or to compel arbitration as contemplated by this Agreement may be brought in the court where the applicable action is pending and/or the Proper State or Federal Court; and

C. Any action primarily with respect to any real and/or personal property (including any action in unlawful detainer, ejectment or otherwise) may be brought in any court of competent jurisdiction and/or the Proper State or Federal Court.

You and we each consent to jurisdiction of the courts as specified above.

These and similar provisions are agreed on due to practical business considerations, such as (1) the fact that relevant business records and personnel key to resolution of the dispute, will generally be located at our then-current headquarters and (2) you and we have a shared interest in avoiding inconsistent legal resolutions in multiple jurisdictions, which could adversely affect the Buck-A-Roo$ system and its day-to-day management. You understand and agree that the effect of the above (and other) provisions of this Agreement may be, among other things, that your costs of litigation or otherwise in a location away from your residence or business may be greater, and it may be more difficult for you to proceed, than if those proceedings took place in a location nearer your residence or business. However, if a court or arbitrator determines that these provisions are unenforceable for any reason, they shall be severed and the venue for litigation will be as determined under applicable law.

19.4 Terms Applicable to All Proceedings, Waiver of Trial by Jury, Class Action Rights. With respect to any arbitration, litigation or other proceeding of any kind, you and we:

A. Knowingly waive all rights to trial by jury, provided that if the jury trial waiver provisions of this Agreement are unenforceable for any reason, you and we agree that the controversy or dispute shall be referred to, and heard and decided by, a referee to be appointed by the appropriate court as determined under Section 19.3. Such referee shall (a) if at all possible, be a lawyer experienced in franchising, (b) hear and determine all of the issues in such action or proceeding, whether of fact or of law, (subject to the provisions of this Agreement) and report a statement of decision, and (c) shall ascertain any fact necessary to enable the court to determine such action or proceeding;

B. Will pursue any proceeding (whether mediation, arbitration, trial to a court or jury, appeal or otherwise) on an individual basis only, and not on a class-wide or multiple plaintiff basis (whether as a result of attempted consolidation, joinder of otherwise); provided that if this provision is not enforceable for any reason, then you and we agree that with respect to any multiple plaintiff or class action, a court will supervise the procedural aspects directly related to the multiple plaintiff/class nature of the proceeding (e.g. certification of the class, appropriateness of class representation, approval of attorneys' fees incurred on behalf of the class, approval of any settlement, etc.) and the arbitrator will decide all substantive matters related to the actual claims, including liability and damages. You and we agree that the limitations of this subsection are prudent from a business standpoint because (1) the mediation and arbitration procedures contemplated by this Agreement function most effectively on an individual case basis, (2) there are significant factors present in each individual Licensees/Franchisee's situation which should be respected, and (3) class-wide or multiple plaintiff disputes do not foster quick, amicable and economic dispute resolutions.

19.5 Waiver of Punitive Damages, etc. To the fullest extent permitted by law, you and we (and your and our affiliates) mutually and knowingly waive all rights to, and claims for, punitive, exemplary, multiple or similar damages and agree that, in the event of any dispute, all recovery shall be limited to actual damages sustained by the injured party; provided that no such waiver or limitation shall apply to amounts owed under any indemnification obligation; and provided further that, to the extent required by applicable law, if you or we have any unwaivable rights to punitive, exemplary, multiple or similar damages under any statute or regulation, such rights will remain in effect.

If you and we were not able to limit your and our potential exposures to punitive, exemplary, multiple or similar damages, the business relationship contemplated by this Agreement might not make business sense for either of us (since such damages might substantially exceed the potential economic return which either of us might receive from the relationship) and the possibility of such damages, or damages difficult to fix with any specificity, would make business planning and dealings between you and us particularly difficult, and you and we would not have entered into this Agreement. In any event, any constitutional and/or statutory limitations on punitive, exemplary, multiple or similar damages will apply, and any award by an arbitrator or court in excess of such limitations will be in excess of legal authority and void.

19.6 Survival of Obligations. Articles 19 and 21 will continue in full force and effect after and notwithstanding the expiration, Termination, rescission, or cancellation of this Agreement for any reason, will survive and will govern any Claim for rescission or otherwise, as

well as any Claim against, or with respect to, you, us, any Marketing Fund and/or any of the Licensor-Related Persons/Entities and the nonsolicitation, confidentiality, protection of the Marks, indemnity/hold harmless obligations, ongoing audit rights and all other Post-Termination Provisions provided in this Agreement shall also survive. Notwithstanding any bankruptcy or other proceeding, you and we wish to have the dispute avoidance and resolution provisions of this Agreement strictly enforced according to their terms, to the maximum extent allowable by law.

19.7 Attorneys' Costs and Fees. The parties will each bear their own costs of enforcement and/or defense (including but not limited to attorneys' costs and fees), including those matters resolved pursuant to a settlement agreement between the parties.

19.8 Binding Effect, Modification. This Agreement is binding on the parties hereto and their respective executors, administrators, heirs, assigns, and successors in interest, and will not be modified or supplemented except by means of a written agreement signed by both you and our President or one of our Vice Presidents. However, you and we understand and agree that changes to the Manuals made in accordance with this Agreement are binding and do not require any acceptance by you, written or otherwise, to be effective and enforceable. No other officer, field representative, salesperson or other person has the right or authority to modify this Agreement, or to make any representations or agreements on our behalf, and any such modifications, representations and/or agreements will not be binding. Notwithstanding the fact that a party to this Agreement is or may become a party to a court action or special proceeding with a third party or otherwise, and whether or not such pending court action or special proceeding (1) may include common or other issues of law, fact or otherwise arises out of the same transaction or occurrence, or series of related transactions or occurrences, as any arbitration between or involving the parties to this Agreement, (2) involves a possibility of conflicting rulings on common issues of law, fact or otherwise, and/or (3) such pending court action or special proceeding may involve a third party who cannot be compelled to arbitrate, the agreement of the parties to this Agreement shall be enforced according to its terms and any party to this Agreement may bring an action to compel a face-to-face meeting, mediation and/or arbitration, you and we strongly preferring arbitration to court actions and wishing to have a single entity (the arbitrator) determine all issues of fact and law between or involving us, except as expressly provided otherwise in this Agreement.

19.9 Meaning of "Sole Discretion"; Express Agreement. When we use the phrases "sole and absolute discretion," "sole discretion" or words of similar import, and whenever we exercise a right, prescribe an act or thing, or otherwise make a choice or use discretion, you and we agree that we have the wholly unrestricted right to make decisions and/or take (or refrain from taking) actions, except that we will not act arbitrarily. We will not be required to consider your individual interests or the interests of any other particular Licensee(s), even if a particular decision/action may have negative consequences for you, a particular Licensee or group of Licensees.

We've made the foregoing agreement since you and we concur that the ultimate decision-making responsibility with respect to the System (among other things) must be, as a practical business matter, vested solely in us, since you, we and all other Licensees have a collective interest in working within a license and/or franchise system with the unrestricted flexibility to

quickly adjust to changing business conditions, including competitive challenges, new regulatory developments and emerging business opportunities. You understand and agree that our having such rights are critical to our role as Licensor and to your and our goals for continuing improvement of the Buck-A-Roo$ system.

You and we also agree that this Agreement will be enforced according to its express provisions. Neither you nor we have any expectation, nor is it your or our intention or desire, that the rights and obligations set out herein will be defined or determined to be other than as expressly written, or that additional or different obligations be imposed on you or us by any court, arbitrator or otherwise which you or we have not expressly agreed to in writing. It would be contrary to your and our mutual intentions and expectations that any court or arbitrator or use any doctrine and/or rule of interpretation to impose additional obligations on you or us.

19.10 **Construction, etc.** Section and Article headings are for convenience only and do not define, limit, or construe such provisions. References to a "controlling interest" are to any interest which enables the holder(s) of such interest, as a practical matter, to determine the outcome of a decision making process for the applicable entity. This Agreement can be executed in multiple copies, each of which will be deemed an original.

Each of us have carefully reviewed and thought about each provision of this Agreement. Therefore, you and we agree that provisions shall be construed simply according to their fair meaning, without presumptions or inferences concerning terms or interpretation or otherwise and not strictly against you or us.

19.11 **Waivers; Cumulative Rights**. No waiver by either party of any breach, default or unfulfilled condition under this or any other agreement between the parties will be deemed a waiver of any subsequent or other breach, default or unfulfilled condition. No waiver will be effective unless in writing and signed by an authorized representative of the signing party. The rights and remedies provided in this Agreement are cumulative. Except as expressly provided in this Agreement, no party will be prohibited from exercising any rights or remedies provided under this Agreement or permitted under law or equity.

19.12 **Choice of Laws**. You and we agree on the practical business importance of certainty as to the law applicable to your and our relationship and its possible effect on the development and competitive position of the System, understanding that the lack of such certainty could affect your and our ongoing ability to effectively conduct business. Therefore, you and we also agree that, except with respect to the applicability of the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and the effect of federal pre-emption of state law by such Act, and except to the extent governed by the United States Trademark Act and other federal laws, this Agreement and all other matters, including, but not limited to respective rights and obligations, concerning you and us, will be exclusively governed by, and construed and enforced in accordance with, the laws of Nevada.

You and we agree that this provision will be enforced without regard to the laws of such jurisdiction relating to conflicts of laws or choice of law, and that the provisions of any law of that jurisdiction regarding licenses, franchises or business opportunities (including, without limitation, registration, disclosure, and/or relationship laws) will not apply unless such

jurisdiction's jurisdictional, definitional and other requirements are met independently of, and without reference to, this Section.

19.13 Application of Agreement to Parties and Others; Joint and Several Liability.

The rights and obligations of this Agreement run directly between you and us and are not intended to create any third-party beneficiary or similar rights or obligations unless specifically expressed in this Agreement; except that the protections which apply to us relating to indemnification and/or releases will also benefit any past, current and/or future Licensor-Related Persons/Entities, the Marketing Fund and the L/FAC and that the protections which apply to you will also apply to your Affiliates, unless your Affiliate is under a separate License Agreement with us, in which case their protections under that License Agreement will apply to them. We have the unrestricted right to elect to not enforce (or to selectively enforce) any provision of this Agreement or any other agreement, standard or policy, whether with respect to you and/or any other Licensee or other person, or any Affiliate of you or us, without liability. If two or more persons are at any time the Licensee or the Licensee owners, all of their obligations and liabilities under this or any other agreement with us and/or any Licensor-Related Persons/Entities and/or any marketing fund or licensee and/or franchisee advisory council will be joint and several. The provisions of Articles 19 and 21 will apply to any dispute between you (and/or any Affiliate of yours, and/or person/entity making a claim on your behalf) and any past, current and/or future Licensor-Related Persons/Entities, any marketing fund and/or Licensee/Franchisee advisory council.

I have read Sec. 19.1-19.13, understand them, and agree with them

Your Initials: ______ / ______

20. NOTICES AND PAYMENTS.

All written notices and reports to be delivered by the provisions of this Agreement or of the Manuals will be deemed so delivered when delivered by hand, immediately on transmission by facsimile transmission or other electronic system, including email or any similar means, one business day after being placed in the hands of a commercial courier service for overnight delivery, or 3 business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed to us at our then-current headquarters, to the attention of the President, and to you, at your Buck-A-Roo$ Store. Until one of your Buck-A-Roo$ Stores has opened for business, we can send you notices at any address appearing in your application for a License or in our records. Any required payment or report not actually received by us during regular business hours on the date due will be deemed delinquent. Notice to any one Licensee, or owner of the Licensee, will be deemed effective as to all Licensees under this Agreement and all owners of the Licensee(s). Any party may change its address for receipt of notices by providing prior written notice of such change to the other party.

BE SURE YOU READ THE FOLLOWING ARTICLE 21 IS IMPORTANT AND IT IS IN THIS

21. ACKNOWLEDGMENTS AND REPRESENTATIONS, ENTIRE AGREEMENT, NO FIDUCIARY RELATIONSHIP, ETC.

A. You and we agree that your and our relationship is not a fiduciary or similar special relationship, but is only an ordinary commercial relationship between independent business people with arms length dealings. YOU UNDERSTAND AND AGREE THAT YOUR ACKNOWLEDGEMENTS, REPRESENTATIONS AND OTHER STATEMENTS IN THIS ARTICLE 21 ARE MADE UNDER PENALTY OF PERJURY.

B. YOU ACKNOWLEDGE THAT YOU (AND EACH OF YOUR OWNERS, IF YOU ARE A BUSINESS ENTITY) HAVE HAD THE OPPORTUNITY AND BEEN ADVISED BY US TO HAVE THIS AGREEMENT AND ALL OTHER DOCUMENTS REVIEWED BY YOUR OWN ATTORNEY, AND THAT YOU HAVE READ, UNDERSTOOD, HAD AN OPPORTUNITY TO DISCUSS AND AGREED TO EACH PROVISION OF THIS AGREEMENT. YOU AGREE THAT YOU HAVE BEEN UNDER NO COMPULSION TO SIGN THIS AGREEMENT.

IN PARTICULAR, IN EVALUATING THE BUCK-A-ROO$ OPPORTUNITY, YOU HAVE BEEN FREE TO INVEST IN OTHER SYSTEMS IN OUR INDUSTRY OR IN MANY OTHER INDUSTRIES, TO PARTICIPATE IN OUR INDUSTRY AS AN INDEPENDENT OPERATOR WITHOUT PURCHASING A LICENSEE OR FRANCHISE OR TO MAKE OTHER BUSINESS INVESTMENTS NOT INVOLVING ANY LICENSE OR FRANCHISE RELATIONSHIP.

C. YOU AND WE EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF ARTICLE 19 (WHETHER RELATING TO MANDATORY BINDING ARBITRATION, MEDIATION, WAIVER OF JURY TRIAL, VENUE, LIMITATIONS ON DAMAGES, PROHIBITION AGAINST MULTIPLE PLAINTIFF-CLASS ACTIONS, SHORTENED STATUTES OF LIMITATION, AND/OR OTHERWISE) MAY REQUIRE YOU TO TRAVEL TO A DISTANT LOCATION TO RESOLVE A DISPUTE, EXPEND ADDITIONAL FUNDS, AND/OR RAISE CHALLENGES FOR YOU AND/OR US IN PROSECUTION OF CLAIMS/ACTIONS. YOU AND WE VIEW THESE PROVISIONS IN THE CONTEXT OF A DIVERSE SYSTEM WITH LICENSEES/FRANCHISEES HAVING EXTENSIVE OR LIMITED FINANCIAL RESOURCES, SOPHISTICATED AND UNSOPHISTICATED PARTICIPANTS, AND THAT REQUIRES UNIFORMITY AND PREDICTABILITY TO EFFECTIVELY OPERATE. AS SUCH, YOU AND WE KNOWINGLY ACCEPT SUCH PROVISIONS AND LIMITATIONS AS JUSTIFIED BY BUSINESS NECESSITIES AND REPRESENTATIVE OF A REASONABLE BALANCING OF YOUR AND OUR INTERESTS, AND THOSE OF THE BUCK-A-ROO$ SYSTEM AS A WHOLE, AND NOT AS UNFAIR OR BURDENSOME.

D. You and we agree that this Agreement contains the final, complete and exclusive expression of the terms of your and our agreement along with concurrently signed writings, such

as but not limited to personal guarantees, Statement of Prospective Licensee, addenda, exhibits, releases and any other related documents (collectively, the Related Documents) and supersedes all other agreements and/or representations of any kind or nature. Any understandings, agreements, representations, or otherwise (whether oral or written) which are not fully expressed in this Agreement and the Related Documents are expressly disclaimed by you and us, including but not limited to any promises, options, rights of first refusal, guarantees, and/or warranties of any nature (excepting only the written representations made by you in connection with your application for this License). Neither you nor we believe it to be fair or reasonable for the other party to have to deal with allegations about understandings, representations, etc. not fully expressed in writing in this Agreement. Where this Agreement (or anything else) indicates that we (and/or any affiliate or designee of ours) or you may or can do something, the meaning is permissive and we (and/or the affiliate or designee of ours) or you will not be required to do that thing.

E. YOU SPECIFICALLY ACKNOWLEDGE THAT YOU HAVE NOT RECEIVED OR RELIED ON (NOR HAVE WE OR ANYONE ELSE PROVIDED) ANY STATEMENTS, PROMISES OR REPRESENTATIONS THAT YOU WILL SUCCEED IN THE LICENSED BUSINESS OR AT ANY LOCATION; MIGHT OR WILL ACHIEVE ANY PARTICULAR SALES, INCOME OR OTHER LEVELS OF PERFORMANCE; EARN ANY PARTICULAR AMOUNT, INCLUDING ANY AMOUNT IN EXCESS OF YOUR INITIAL LICENSE FEE OR OTHER PAYMENTS TO US; OR RECEIVE ANY RIGHTS, GOODS, OR SERVICES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

F. You and we each (respectively) represent, warrant and agree that no contingency, prior requirement, or otherwise (including but not limited to obtaining financing) exists with respect to you or us fully performing any or all of your or our obligations under this Agreement. You further represent to us, as an inducement to our entering into this License relationship, that you have made no misrepresentations or material omissions in obtaining the License.

I have read Sec. 21 (A)-(F) in detail, understand them, and agree with them

Your Initials: QP / ________

G. You acknowledge that you have not received or relied on (nor have we or anyone else provided:

1) any sales, income or other projections of any kind or nature; or

2) any statements, representations, charts, calculations or other materials which stated or suggested any level or range of sales, income, profits or cash flow; or

3) any representations as to any profits you may realize in the operations of the Licensed Business or any working capital or other funds necessary to reach any 'break-even' or any other financial level.

If any such information, promises, representations and/or warranties have been provided to you, they are unauthorized and inherently unreliable. You agree to advise us of the delivery of any such information. You must not rely upon any such information, nor will we be bound by it. We do not, nor do we attempt to, predict, forecast or project future performance, revenues or profits of any you or any Licensee. We are unable to reliably predict the performance of a Buck-A-Roo$ Store even operated by us, and certainly cannot predict results for your Buck-A-Roo$ Store.

You understand and agree that Buck-A-Roo$ Licensees are separate and distinct from us and are independently owned and operated and that while we strongly encourage you to speak with such Licensees in connection with your evaluation of this license opportunity, they do not act as our agents or representatives in providing any information to you and we will have no obligations or liabilities with respect to (and you should not rely on) any information, opinions or otherwise they may provide to you.

You further acknowledge and agree that:

(1) We're unable to reliably estimate the financial or other results of any Buck-A-Roo$ Store, including one owned by us, and certainly can't make a reliable estimate of your potential results; we simply don't have that ability and believe that no one else does either;

(3) If any information, statements, promises, representations and/or warranties regarding potential financial or other results have been provided to you by anyone, they are unauthorized, inherently unreliable and you shouldn't rely on them, nor will we be bound by them;

(3) In fact, you assure us that you have not received or relied on (nor have we or anyone else provided, to you or anyone associated with you) any information, statements, promises, representations and/or warranties that you will succeed in the Licensed Business or at any location, achieve any particular sales, income, financial results or other levels of performance, earn any particular amount, including any amount in excess of your Initial License Fee or other payments to us, or receive any rights, goods, or services not expressly set forth in this Agreement;

(4) If you believe that any such information, statements, etc, have been given to you or anyone associated with you, by anyone, you will so advise us in writing, on the signature page of this Agreement, so that we can deal with that situation before you and we go forward — for you to fail to do so would be unfair and inappropriate; and

(5) LIKE MOST BUSINESS INVESTMENTS, THERE'S NO GUARANTEE YOU'LL BE SUCCESSFUL OR ACHIEVE RESULTS YOU'LL CONSIDER SATISFACTORY. Every license system has its best and worst performing Licensees and we have no way of predicting what your performance will be. In fact, the biggest factors in your success are probably your willingness to work hard and smart, and follow the Buck-A-Roo$ System.

I have read Sec. 21 (G) in detail, understand it, and agree with it.
Your Initials: ________ / ________

H. YOU ACKNOWLEDGE AND AGREE THAT THE SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED TO BE UNDERTAKEN BY YOU IS SPECULATIVE AND WILL BE DEPENDENT ON YOUR PERSONAL EFFORTS, AND SUCCESS IS NOT GUARANTEED. YOU FURTHER ACKNOWLEDGE THAT WE HAVE JUST RECENTLY BEGUN FRANCHISING, WE ARE NOT AN EXPERIENCED LICENSOR, OUR SYSTEM IS RELATIVELY UNPROVEN AND OUR BUSINESS MODEL IS STILL UNDER DEVELOPMENT. YOU ACKNOWLEDGE AND REPRESENT THAT YOU HAVE ENTERED INTO THIS AGREEMENT AND MADE AN INVESTMENT ONLY AFTER MAKING AN INDEPENDENT INVESTIGATION OF THE OPPORTUNITY, INCLUDING HAVING RECEIVED A LIST WITH YOUR UNIFORM FRANCHISE OFFERING CIRCULAR OF OTHERS CURRENTLY OPERATING, OR WHO HAVE OPERATED, OUR FRANCHISES.

I. YOU ACKNOWLEDGE THAT YOU (AND EACH OF YOUR OWNERS) HAS RECEIVED, FULLY READ AND UNDERSTOOD, AND ALL QUESTIONS HAVE BEEN ANSWERED REGARDING, (1) A COPY OF OUR UNIFORM FRANCHISE OFFERING CIRCULAR WITH ALL EXHIBITS AT LEAST 10 BUSINESS DAYS PRIOR TO SIGNING ANY BINDING DOCUMENTS OR PAYING ANY SUMS (WHICHEVER OCCURRED FIRST), AND (2) A COPY OF THIS AGREEMENT AND ALL OTHER AGREEMENTS COMPLETE AND IN FORM READY TO SIGN AT LEAST 5 BUSINESS DAYS PRIOR SIGNING ANY BINDING DOCUMENTS OR PAYING ANY SUMS (WHICHEVER OCCURRED FIRST).

I have read Sec. 21 (H)- (H) in detail, understand them, and agree with them.
Your Initials: ________ / ________

J. You understand, acknowledge and agree that (1) we may have offered licenses in the past, may currently be offering licenses and/or franchises and/or may offer licenses and/or franchises in the future, on economic and/or other terms, conditions and provisions which may significantly differ from those offered by this Agreement and any related documents and (2) we have the unrestricted right, from time to time, to deal with our Licensees on differing economic and/or other terms (including making special arrangements for payments of amounts due, waiving defaults and/or otherwise) to suit individual business circumstances, without being required to offer similar terms to other Licensees, such flexibility being a practical necessity to respond to distinct business situations.

I have read Sec. 21 (J) in detail, understand it, and agree with it.
Your Initials: ________ / ________

K. YOU UNDERSTAND THAT WE ARE RELYING ON YOU TO BRING FORWARD IN WRITING AT THIS TIME ANY MATTERS INCONSISTENT WITH THE REPRESENTATIONS CONTAINED IN THIS ARTICLE 21. YOU AGREE THAT IF ANY OF THE STATEMENTS OR MATTERS SET FORTH IN THIS ARTICLE 21 ARE NOT TRUE, CORRECT AND COMPLETE THAT YOU WILL MAKE A WRITTEN STATEMENT REGARDING SUCH NEXT TO YOUR SIGNATURE BELOW SO THAT WE CAN ADDRESS AND RESOLVE ANY SUCH ISSUE(S) AT THIS TIME.

L. You represent that all information provided to us in connection with your application for award of this license or otherwise is true, correct and complete, not misleading and with no omissions of relevant information.

I have read Sec. 21 (K) in detail, understand it, and agree with it.
Your Initials: ________ / ________

M. You acknowledge and agree that the officers, directors, employees, and agents of the Licensor act only in a representative capacity and not in an individual capacity, and that no other persons and/or entities other than the Licensor has or will have any duties or obligations to you.

N. You represent that all information provided to us in connection with your application for award of this license or otherwise is true, correct and complete, not misleading and with no omissions of relevant information.

I have read Sec. 21 (L) – (M) in detail, understand them, and agree with them
Your Initials: ________ / ________

O. Initialing. You and we agree that all provisions of this Agreement will be fully enforceable as a result of our and your signing of this Agreement, and any failure by you to initial any provision will not result in such provision being unenforceable; a provision will be unenforceable only if (a) it has been crossed out and such crossing out has been initialed by both you and us or (b) there has been an express written agreement between you and us that such provision is of no force or effect.

22. <u>DEFINITIONS</u>.

The following definitions apply to terms used this Agreement:

"**<u>Affiliate</u>**" - Any person or entity which controls, is controlled by or is under common control with another person or entity; in addition, as to the Licensee, any owner of any interest in the Licensee or the License, any employee or agent of the Licensee, and/or any independent contractor performing functions for, or on behalf of, the Licensee, and any entity controlled by any of the foregoing.

"**<u>Agreement</u>**" - This License Agreement.

"**<u>Attorneys' Fees</u>**" - Includes, without limitation, legal fees, whether incurred in preparation of the filing of any written demand or claim, action, hearing, arbitration, or other proceeding to enforce the obligations of this Agreement, or during any such proceeding, plus all costs incurred in connection therewith.

"**<u>Brand</u>**" - The Buck-A-Roo$™ brand, as applied to various goods and/or services as authorized by us from time to time.

"**<u>Business Entity</u>**" - Includes a corporation, partnership, joint venture, limited liability company, limited partnership, or other form of business recognized in any jurisdiction. If you are a Business Entity, then we have the right to require each of your owners to guaranty your performance. Our current form of Owners Guaranty is attached as Exhibit 1 of this License Agreement.

"**<u>Customary Representations, Warranties and Agreements</u>**" - Includes commitments generally made by a transferor in connection with a transfer of a business and/or related assets, including but not limited to: representations as to ownership, condition and title to stock and/or assets, liens and encumbrances relating to the stock and/or assets, validity of contracts, and liabilities, contingent or otherwise, relating to the business/assets/entity to be acquired; full indemnification obligations and non-competition covenants by the transferor and each Affiliate, substantially similar to those required in Sections 7.4 and 8.2 of this Agreement; the delivery at closing of instruments transferring good and merchantable title to the assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to us), and demonstrating that all sales, transfer and/or similar taxes are to be paid by the transferor through escrow if we so require; the transfer at closing of all licenses and permits which may be assigned or transferred.

"**<u>Designated Equipment</u>**" - Equipment that meets our requirements and which you must obtain and use in the operation of your Buck-A-Roo$ Store.

"**<u>Fair Market Value</u>**" - A price determined in a manner consistent with reasonable depreciation of any leasehold improvements, as applicable, and the items purchased. Fair Market Value does <u>not</u> include any factor or increment for any goodwill related to, or for, the Intellectual Property or any of its components such as the Marks, since you do not own the Intellectual Property. If you and we fail to agree on the Fair Market Value of any assets, then it will be determined by an independent appraiser selected by you and us, or an arbitrator if you and we cannot agree.

"**License**" - The right to operate a Buck-A-Roo$ Store at the Premises under the terms of this Agreement.

"**L/FAC**" - The advisory group selected (or which may be selected) in accordance with this Agreement, which will provide Input as provided in this Agreement and as we may request from time to time.

"**Licensed Business**" - The business operations conducted by, at or in connection with your Buck-A-Roo$ Store.

"**General Release**" - A general release, in the then-current form prescribed by us at the time such release is to be delivered, of any and all claims, liabilities and/or obligations, of any nature whatsoever, including those existing as of, and/or arising before, the date of any such release, however arising, known or unknown, whether against us and/or any or all of the Licensor-Related Persons/Entities, the Marketing Fund and/or the L/FAC, and whether by you, any owner of you (if you are or become a Business Entity) and/or any Affiliate of any of the foregoing. A copy of our general releasing language as currently used by us (which is subject to change) is attached as Exhibit 1.2 and is approved by you.

"**Good Standing**" - You are in "Good Standing" if you (and each of your owners and Affiliates) are not in default of any obligation to us and/or any of the Licensor-Related Persons/Entities and/or the Marketing Fund, whether arising under this Agreement or any other agreement between you (and each of your owners and Affiliates) and us (and/or any of the Licensor-Related Persons/Entities and/or the Marketing Fund), the Manuals or other System requirements (collectively, the "Obligations"); provided that you are not in Good Standing if you have been in default of any Obligations and such defaults are incurable by nature and/or part of a series of repeated defaults as defined in this Agreement.

"**Gross Volume**" - Gross Volume includes all charges and/or revenues which are, or could be, received or earned by you (and/or any Affiliate):

1) by, at or in connection with your Buck-A-Roo$ Store;

2) relating to the kinds of goods or services available now or in the future through a Buck-A-Roo$ Store and/or distributed in association with the Marks or the Buck-A-Roo$ System;

3) relating to the operation of any Similar Business;

4) with respect to, any tenants and/or subtenants of yours on the Premises (including rent and other lease payments); and/or

5) with respect to any co-branding activities.

All sales and/or billings, whether collected or not, will be included in Gross Volume, with no deduction for credit card or other charges. Gross Volume does not include sales tax collected and paid when due to the appropriate taxing authority and actual customer refunds, adjustments and credits.

"**Immediate Family**" - With respect to any person, "Immediate Family" includes that person's spouse and/or domestic partner and each of their respective parents, guardians, grandparents, siblings, children, grandchildren, aunts, uncles, cousins, nieces and/or nephews.

"**Input**" - Advice and suggestions regarding specified matters. When we receive Input from the L/FAC or any other Licensee/Franchisee group we will retain the ultimate decision-making authority and responsibility for all matters for which Input is sought. L/FAC (or any other Licensee/Franchisee group) Input, votes or other collective actions will not be binding on us unless we have otherwise agreed in writing. L/FAC (or any other Licensee/Franchisee group) approval or consent will not be required as a pre-condition to any decision and/or action we may take.

"**Intellectual Property**" - Includes, regardless of the form or medium involved:

1) all Buck-A-Roo$ Software, including the data and information processed or stored thereby;

2) the Manuals and all other directives, policies or information we issue from time to time;

3) all customer relationships and information;

4) the Marks;

5) the Trade Dress;

6) all Confidential Information and our trade secrets; and

7) all other proprietary, copyrightable and/or Trade Secret information and materials developed, acquired, licensed or used by us in our operation of the System.

"**Licensor-Related Persons/Entities**" – Buck-A-Roo$ Holding Corporation and each and all of the following, whether past, current and/or future: each and all company(ies) and/or person(s) acting through, in concert with us and/or any of the foregoing, and/or as Affiliates of ours, any advertising fund, including the Marketing Fund, any Licensee/Franchisee Advisory Group/L/FAC or similar bodies, and/or of any of the foregoing; each and all of the Affiliates, partners, shareholders, officers, directors, agents, attorneys, accountants, and/or employees of us and/or any of the foregoing; and each and all of the predecessors, successors and/or assigns of us and/or any of the foregoing.

"**Manuals**" - Specifications, standards, policies and procedures prescribed by us and published, from time-to-time, to you in any media (including electronic) and which are to be followed in the operation of your Buck-A-Roo$ Store, subject to our unrestricted right to change or eliminate them.

"**Marketing Fund**" - The fund established and defined under Section 11.1.

"**Marks**" - The trademarks, service marks and other commercial symbols now and/or in the future owned by (or licensed to) us to identify the services and/or products offered by Buck-A-Roo$ Stores, including (but not limited to) "Buck-A-Roo$™", the Trade Dress and other logos and identifiers designated by us from time to time.

"**PUA" or "Per Unit Average**" - Defined in Section 16.5.

"**Post Termination Provisions**" - Those promises contained in this Agreement that survive its expiration, Transfer, Repurchase, or Termination for any reason, including, without limitation, the confidentiality, noncompetition, indemnification, and dispute resolution and other provisions contained in Articles 19, 20 and 21, and all provisions related to (a) de-identification and/or return or destruction of various items and (b) audits.

"**Premises**" - The facility in which you will operate a single Traditional Buck-A-Roo$ Store.

"**Products" and "Services**" - Goods, products and services designated by us from time to time for use, sale or otherwise to be provided (and/or used) at and/or from your Traditional Buck-A-Roo$ Store and/or in association with the Marks.

"**Repurchase**" - Repurchase includes (but is not limited to) any acquisition by us (and/or any of the Licensor-Related Persons/Entities) of your rights in and/or to any of the following:

1) this Agreement;

2) the License;

3) the ownership of the Licensee;

4) your Buck-A-Roo$ Store; or

5) any lease or assets associated with any of the foregoing.

"**Similar Business**" - Any enterprise that offers, is otherwise involved in, or deals with any goods, products and/or services, which are substantially similar to those goods, Products and/or Services now or in the future authorized by us to be offered at or from Buck-A-Roo$ Stores (including any such enterprise and/or entity awarding franchises or licenses to operate or be involved with any such business). Our receipt of any royalties with respect to any Similar Business is not an approval of your involvement with any Similar Business.

"**Special Accounts**" - Classes of special customers (which may include national accounts, other large businesses, government agencies, and/or otherwise) as we have the unrestricted right to designate from time to time.

"**System**" - The distinctive format and method of doing business developed and used for the operation of a Buck-A-Roo$ Store, and subject to our unrestricted right to change at any time.

"**System Standards**" - Standards that we have the unrestricted right to prescribe from time to time, in the Manuals or elsewhere, for the operation, marketing and otherwise of Buck-A-Roo$ Stores.

"Terminate" or "Termination" - "Terminate" or "Termination" when used in this Agreement means the Termination or cancellation of your rights and our obligations under this Agreement for any reason before the initial term expires. All of our rights are not cancelled on Termination since you have certain obligations that survive the ending of the Agreement in any manner, such as, but not limited to certain promises regarding non-competition, confidentiality and indemnity. Both of us are bound by the dispute resolution provisions (Article 19) this Agreement, even after the Agreement is ended for any reason.

"Territory" - The geographic area described in Exhibit 2.2.

"Trade Dress" - The Buck-A-Roo$ Store design and image authorized by us and subject to our right to change at any.

"Trade Secret" - Information, including a formula, pattern, compilation, program, device, method technique or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

"Traditional Buck-A-Roo$ Store" - "Traditional Buck-A-Roo$ Store" means a full, standard size, "brick and mortar" retail facility located in a free-standing building or a shopping center accessible to the general public and using the Marks and Buck-A-Roo$™ System.

"Transfer" - Defined in Section 14.2.

"Us," "We," "Our" or "Licensor" - Buck-A-Roo$ Holding Corporation, a Nevada corporation.

"Buck-A-Roo$ Store" - The Traditional Buck-A-Roo$ Store you are licensed to operate by this Agreement.

"You," "Your," or **"Licensee"** - The parties signing this Agreement as Licensee. (If there is more than one Licensee, each is jointly and severally obligated under this Agreement and all other agreements with us, the Licensor-Related Persons/Entities and/or the Marketing Fund). The term "you" is applicable to one or more persons or a Business Entity, as the case may be.

[*Remainder of page intentionally left blank.*]

IN WITNESS WHEREOF, you and we have executed and delivered this Agreement in counterparts on the day and year first above written.

THIS AGREEMENT WILL NOT BECOME EFFECTIVE UNLESS AND UNTIL SIGNED BY THE PRESIDENT OR A VICE PRESIDENT OF FIELD REPRESENTATIVE OR OTHER PERSON IS AUTHORIZED TO EXECUTE THIS AGREEMENT FOR LICENSOR.

LICENSOR:

Buck-A-Roo$ Holding Corporation
a Nevada corporation

By:______________________
David L. Fox
Chief Executive Officer

LICENSEE:

Grocery Liquidators of America, LLC,
a California limited liability company

By:______________________
Gregory Perlman
Manager

BUCK-A-ROO$ HOLDING CORPORATION
EXHIBIT 1
OWNER'S GUARANTY AND ASSUMPTION OF
BUSINESS ENTITY LICENSEE'S OBLIGATIONS

In consideration of, and as an inducement to, the execution by Buck-A-Roo$ Holding Corporation, a Nevada corporation, ("Licensor") of a license agreement of even date herewith (the "Agreement") between Licensor and Grocery Liquidators of America, LLC a California limited liability company (the "Business Entity Licensee"), each of the undersigned hereby personally and unconditionally, jointly and severally:

1) guarantees to Licensor, its Affiliates, the Licensor-Related Persons/Entities and the Marketing Fund (as such terms are defined in the Agreement) and each of their successors and assigns, for the Term of the Agreement, and for any renewal/Successor license and/or franchise term, and thereafter as provided in the Agreement, that the Business Entity Licensee will punctually pay and perform, each and every undertaking, agreement and covenant set forth in the Agreement, as currently set forth and as amended and/or otherwise changed in the future, including any Successor license and/or franchise agreement;

2) agrees to be personally bound by, and personally liable for, the breach of, each and every provision in the Agreement (including all confidentiality, non-competition, indemnity and Post Termination Provisions), as currently set forth and as amended or otherwise changed in the future, including any Successor license and/or franchise agreement; and

3) agrees to be personally bound by, and personally liable for, each past, current and/or future obligation of the Business Entity Licensee to Licensor, its Affiliates, the Licensor-Related Persons/Entities and/or any marketing fund, and each of their successors and assigns.

The undersigned intending that the guarantees and other obligations herein be unqualifiedly general and without limitation in scope, nature and/or effect. Licensor, and/or its Affiliates, the Licensor-Related Persons/Entities and/or any marketing fund, and each of their successors and assigns, need not bring suit first against the undersigned in order to enforce this guarantee and may enforce this guarantee against any or all of the undersigned.

Each of the undersigned waives: presentment, demand, notice of demand, dishonor, protest, nonpayment, default and all other notices whatsoever, including (without limitation): acceptance and notice of acceptance, notice of any contracts and/or commitments, notice of the creation and/or existence of any liabilities under the Agreement or otherwise and of the amounts, terms or otherwise thereof; notice of any defaults, disputes or controversies between the Licensor and the Business Entity Licensee or otherwise, and any settlement, compromise or adjustment thereof; any right the undersigned may have to require that an action be brought against Licensor, Business Entity Licensee or any other person as a condition of liability, and any and all other notices and legal or equitable defenses to which he or she may be entitled.

Each of the undersigned consents and agrees that:

1) his or her direct and immediate liability under this guaranty will be joint and several;

2) he and/or she will render any payment or performance required under the Agreement on demand if the Business Entity Licensee fails or refuses to do so punctually;

3) such liability will not be contingent or conditioned on pursuit by Licensor or otherwise of any remedies against the Business Entity Licensee or any other person;

4) such liability will not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which Licensor or otherwise may from time to time grant to the Business Entity Licensee or to any other person, including, without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims, none of which will in any way modify or amend this guaranty, which will be continuing and irrevocable during the Term of the Agreement and any renewal/Successor license and/or franchise term;

5) the liabilities and obligations of the undersigned, whether under this document or otherwise, will not be diminished or otherwise affected by the Termination, rescission, expiration, renewal, award of a Successor license and/or franchise, modification or otherwise of the Agreement;

6) terms not defined in this document will have the meanings assigned in the Agreement; and

7) the provisions of Articles 18 through 22 of the Agreement are incorporated in and will apply to this document as if fully set forth herein and will apply to any dispute involving the Licensor, its Affiliates, the Licensor-Related Persons/Entities, any marketing fund and/or any Licensee/Franchisee advisory council and each of their successors and assigns and any of the undersigned.

In connection with such guarantee and the Licensor (a) not requiring that the License be initially awarded in the name of one or more of the Guarantors and/or (b) not requiring the payment of a full transfer fee in connection with any related transfer from the undersigned to the Business Entity Licensee, each of the undersigned hereby grants a General Release of any and all claims, liabilities and/or obligations, of any nature whatsoever, however arising, known or unknown, against the Licensor, its Affiliates, the Licensor-Related Persons/Entities, any marketing fund and/or any Licensee/Franchisee advisory council and each of their successors and assigns.

[*Remainder of page intentionally left blank.*]

IN WITNESS WHEREOF, each of the undersigned has here unto affixed his or her signature on the same day and year as the Agreement was executed.

GUARANTOR(S)	PERCENTAGE OF OWNERSHIP OF BUSINESS ENTITY LICENSEE
______________________	____________________ %
______________________	____________________ %
______________________	____________________ %
______________________	____________________ %

Business Entity Licensee;

____________________, a ____________ corporation

By ______________________________

Its ______________________________

License Agreement Number: ____________

BUCK-A-ROO$ HOLDING CORPORATION
EXHIBIT 1.2
CURRENT FORM OF
RELEASING LANGUAGE
(SUBJECT TO CHANGE BY LICENSOR)

Release - General Provisions. The Licensee(s), jointly and severally, hereby release and forever discharge each and all of the Licensor-Related Persons/Entities (as defined below) of and from any and all causes of action, in law or in equity, suits, debts, liens, defaults under contracts, leases, agreements or promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, howsoever arising, known or unknown, vested or contingent, suspected or unsuspected, past or present, that the Licensee(s) (or any of them) now owns or holds or may at any time have owned or held against any or all of the Licensor-Related Persons/Entities by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof (the "Claims"), it being the mutual intention of the parties that this release be unqualifiedly general in scope and effect and that any Claims against any of the Licensor-Related Persons/Entities are hereby forever canceled and forgiven. The Licensee(s) agree that fair consideration has been given for this release and fully understand that this is a negotiated, complete and final release of all claims.

THE LICENSEE(S) ACKNOWLEDGE THAT THEY ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

THE LICENSEE(S), BEING AWARE OF THIS CODE SECTION, HEREBY EXPRESSLY WAIVE ALL OF THEIR RIGHTS THEREUNDER AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT OF ANY APPLICABLE JURISDICTION, INCLUDING, WITHOUT LIMITATION, CALIFORNIA AND/OR JURISDICTIONS OF LICENSEE(S)' RESIDENCE AND LOCATION OF LICENSED UNIT.

The Licensee(s) expressly assume the risk of any mistake of fact or fact of which they may be unaware or that the true facts may be other than any facts now known or believed to exist by Licensee(s), and it is the Licensee(s) intention to forever settle, adjust and compromise any and all present and/or future disputes with respect to all matters from the beginning of time to the date of this document finally and forever and without regard to who may or may not have been correct in their understanding of the facts, law or otherwise. All releases given by the Licensee(s) are intended to constitute a full, complete, unconditional and immediate substitution for any and all rights, claims, demands and causes of action whatsoever which exist, or might have existed, on the date of this document. The Licensee(s) represent and warrant that they have made such independent investigation of the facts, law and otherwise pertaining to all matters

discussed, referred to or released in or by this document as the Licensee(s), in the Licensee(s) independent judgment, believe necessary or appropriate. The Licensee(s) have not relied on any statement, promise, representation or otherwise, whether of fact, law or otherwise, or lack of disclosure of any fact, law or otherwise, by the Licensor-Related Persons/Entities or anyone else, not expressly set forth herein, in executing this document and/or the related releases.

Licensee(s) Initials: ____________

No Assignment or Transfer of Interest, etc. The Licensee(s) represent and warrant that there has been, and there will be, no assignment or other transfer of any interest in any Claims that the Licensee(s) may have against any or all of the Licensor-Related Persons/Entities, and that no other person or entity related in any way to the Licensee(s), or of which the Licensee(s) have knowledge, has or will make any claim based on the acts or omissions released hereby, all Claims having been fully and finally extinguished, and the Licensee(s) agree to forever indemnify and hold the Licensor-Related Persons/Entities harmless from any liability, claims, demands, damages, losses, costs, expenses or attorneys' fees incurred by any of the Licensor-Related Persons/Entities as a result of any person asserting any interest in any of the Claims and/or any voluntary, involuntary or other assignment or transfer, or any rights or claims under any assignment, transfer or otherwise. It is the intention of the parties that this indemnity does not require payment by any of the Licensor-Related Persons/Entities as a condition precedent to recovery against the Licensee(s) under this indemnity.

Licensee(s) Initials: ____________

Attorneys' Fees. If the Licensee(s), or anyone acting for, or on behalf of, the Licensee(s) or claiming to have received, by assignment or otherwise, any interest in any of the Claims, commence, join in, or in any manner seek relief through any suit (or otherwise) arising out of, based upon or relating to any of the Claims released hereunder or in any manner asserts against all or any of the Licensor-Related Persons/Entities any of the Claims released hereunder, the Licensee(s) agree to pay all attorneys' fees and other costs incurred by any of the Licensor-Related Persons/Entities in defending or otherwise responding to said suit or assertion directly to the Licensor-Related Persons/Entities incurring such costs.

Covenant Not to Sue or Take Action. The Licensee(s) agree not to directly or indirectly initiate or file any legal action, arbitration or other proceeding against the Licensor-Related Persons/Entities concerning the Agreement, any claim released under this Release or that could have been raised, except those relating to any obligations, covenants, representations, commitments, debts, requirements, undertakings, rights or claims created by or in connection with, or arising under or reserved by this Agreement. Additionally, the Licensee(s) agree not to file, initiate, prosecute or support, directly or indirectly, any complaint, arbitration or proceeding against the Licensor-Related Persons/Entities relating to the Agreement or the Buck-A-Roo$ license offer or the Buck-A-Roo$ license system, including but not limited to any complaint, grievance or administrative proceeding filed or initiated with any federal, state or local governmental agency or regulatory body.

Licensee(s) Initials: ____________

Confidentiality, Non-Disparagement, etc. From and after the date of this Release, the Licensee(s) will not, directly or indirectly, make any statements (whether disparaging or otherwise) regarding their relationship/dealings with the Licensor-Related Persons/Entities or relating to the Buck-A-Roo$ license system, their experiences, this settlement [including its terms, any claims by the Licensee(s), any related documents, facts or admissions, any related negotiations and/or any related matters], any dispute(s) or otherwise, excepting only as required by law and then only after providing the Licensor with 30 days prior written notice thereof.

"Licensor-Related Persons/Entities." Licensor, Licensor's affiliates, any advertising fund, including the Marketing Fund, any Licensee/Franchisee Advisory Group/L/FAC and each of the following, whether past, current or future: companies and/or persons acting through and/or in concert with us and/or with any of the foregoing; partners, shareholders, officers, directors, agents, attorneys, accountants, and/or employees of ours and/or of any of the foregoing; any companies and/or persons (known or unknown) that could be charged with responsibility and/or liability for any of the acts or omissions released hereby; and all predecessors, successors and/or assigns of ours and/or of any of the foregoing.

Licensee(s) Initials: ____________

Date of Releases, Joint and Several Liability. The releases granted hereunder will be deemed effective as of the date hereof. The liabilities and obligations of each of the Licensee(s) (and any other person/entity providing releases to the Licensor-Related Persons/Entities) will be joint and several.

Licensee(s) Initials: ____________

If the Licensee is a legal entity, this document shall also be signed by, and apply to, each owner of any interest in the Licensee, and the terms "Licensee(s)" shall include each and all of such owners.

BUCK-A-ROO$ HOLDING CORPORATION
EXHIBIT 2.2
TERRITORY

The "Territory" is as follows:

16114 Lakewood Blvd., Bellflower, California 90706

Note: Boundary lines include only the area within the boundary line and extend only to the middle of the boundary demarcation (for example, only to the middle of a street or highway.) You have no rights under this Agreement or otherwise with respect to a facility on the other side of the boundary line, street or highway or otherwise, and no matter how close to such boundary a facility may be, regardless of the distance from, impact on, or vicinity of, your Buck-A-Roo$ Store or the number of Buck-A-Roo$ Stores, other outlets or otherwise in any area or market. Your rights are limited as set forth in the License Agreement.

LICENSOR:	LICENSEE:
Buck-A-Roo$ Holding Corporation	______________________ Signature
A Nevada corporation	______________________ Printed Name
By: ______________________ Signature	______________________ Signature
Title: President	______________________ Printed Name

BUCK-A-ROO$ HOLDING CORPORATION
EXHIBIT 3.3
ADA AND RELATED CERTIFICATIONS

Buck-A-Roo$ Holding Corporation ("Licensor") and _____________ ("Licensee") are parties to a license agreement dated _______________, 20__ (the "License Agreement") for the operation of Buck-A-Roo$™ Store at ______________________ _________ (the "Store"). In accordance with Section 3.3 of the License Agreement, Licensee certifies to Licensor that the Store and its adjacent areas comply with all applicable federal, state and local accessibility laws, statutes, codes, rules, regulations and standards, including but not limited to the Americans with Disabilities Act and all local zoning regulations and building codes. Licensee acknowledges that it is an independent contractor and the requirement of this certification by Licensor does not constitute ownership, control, leasing or operation of the Store. Licensee acknowledges that Licensor has relied on the information contained in this certification. Furthermore, Licensee agrees to indemnify Licensor and each and all of the Licensor-Related Persons/Entities the Marketing Fund and the L/FAC, in connection with any and all claims, losses, costs, expenses, liabilities, compliance costs, and damages incurred by the indemnified party(ies) as a result of any matters associated with Licensee's compliance (or failure to comply) with the Americans with Disabilities Act, all local zoning regulations and building codes and otherwise, as well as the costs, including attorneys' fees, related to the same.

LICENSEE:

By: ________________________________

Printed Name: ______________________

Title: ______________________________

Date: ______________________________

BUCK-A-ROO$ HOLDING CORPORATION
EXHIBIT 10.4
EXECUTIVE ORDER 13224 AND RELATED CERTIFICATIONS
Licensee Representations of Compliance

If the Licensee is an individual or individuals:

I am / We are not, nor to my/our best knowledge have I/we been designated, a terrorist and/or a suspected terrorist, nor am/are I/we associated and/or affiliated in any way with, assist in, sponsor or provide support for, are owned or controlled or act on behalf of, any terrorist and/or suspected terrorist person and/or organization, as defined in U.S. Executive Order 13224 and/or otherwise.

If the Licensee is a company:

The person(s) signing on behalf of the Licensee certifies(y) that, to the Licensee's and such person's best knowledge, neither the Licensee, such person, and/or any owners, officers, board members, partners, similar individuals and/or affiliates/associates of the Licensee and/or any of the foregoing have been designated, a terrorist and/or a suspected terrorist, nor is the Licensee or any such persons and/or organizations owned, controlled, associated and/or affiliated in any way with, assist in, sponsor or provide support for, are owned or controlled or act on behalf of, any terrorist and/or a suspected terrorist person and/or organization, as defined in U.S. Executive Order 13224 and/or otherwise.

Licensee agrees to fully comply and/or assist Licensor in its compliance efforts, as applicable, with any and all laws, regulations, Executive Orders or otherwise relating to antiterrorist activities, including without limitation the U.S. Patriot Act, Executive Order 13224, and related U.S. Treasury and/or other regulations, including properly performing any currency reporting and other obligations, whether relating to the License and/or any Licensed Business or otherwise, and will require the same of Unit Licensees, in each case as designated by Buck-A-Roo$ and/or required under applicable law. Among other things, the Licensee will fully cooperate, and assure full cooperation by any and all owners, officers, board members, partners, similar individuals and/or affiliates/associates of the Licensee, with all investigative activities, background checks, and/or similar procedures required by Buck-A-Roo$ in connection with assuring compliance with, without limitation, the U.S. Patriot Act, Executive Order 13224, and U.S. Treasury and/or other laws and regulations. The indemnification responsibilities provided in Section____of the License Agreement pertain to the Licensee's obligations hereunder.

LICENSEE:

By: ______________________________

Printed Name: ______________________

Title: ____________________________

Date: ____________________________

BUCK-A-ROO$ HOLDING CORPORATION
EXHIBIT 8.1
BUCK-A-ROO$™ EMPLOYEE CONFIDENTIALITY, ETC. AGREEMENT

*(Note to Licensee: This is a form which has **not** been checked by us for compliance with local laws and should be reviewed by your attorney for your protection and to maximize enforceability. You are responsible for ensuring that the terms of the agreement used by you comply with all applicable laws, since they may vary from one state or province to another.)*

In consideration of the employment of the below named Employee, and as inducement for disclosure by ______________________________ *[Licensee entity or individual name]* (the "Licensee"), doing business as an independent Buck-A-Roo$ Licensee, for the continuation of such employment, and for the compensation which I have received and may receive during the period of such employment, I, the undersigned Employee, hereby agree that during my employment with the Licensee and for any post-term periods specified in this Agreement:

1) My employment by the Licensee will be in accordance with the policies, rules and regulations of the Licensee, as the same now exist, or as they may be established or modified from time to time.

2) The Licensee has, subject to a License Agreement with________________, (the "Licensor") acquired specified rights to use certain "Confidential Information," which includes all information (current and future) relating to the operation of a Buck-A-Roo$ Store or the Buck-A-Roo$ System, including, among other things, all: (a) Manuals, training, techniques, processes, policies, procedures, systems, data and know how regarding the development, marketing, operation and franchising of Buck-A-Roo$ Stores; (b) designs, specifications and information about Products and Services, (c) all information regarding customers and suppliers, customer, supplier and product lists, technical processes and know how, specifications, manuals, notes, reports, memoranda, data, equipment and/or secured areas (in written, audio, magnetic and/or electronic format), including any statistical and/or financial information and all lists, together with various designs, techniques, know-how, marketing concepts and information, operating procedures and technical information and ancillary products, services and techniques and other related applications which are not generally known in the industry or to the public, and, in addition, iv) any other items that an arbitrator or court deems reasonably appropriate for protection.

3) "Confidential Information" is not intended to include any information that: is or subsequently becomes publicly available (other than by breach of any legal obligation), or became known to you other than through a breach of a legal obligation.

4) By virtue of my employment by the Licensee, the Employee will or may have access to Confidential Information.

5) With reference to the Confidential Information, the Employee agrees as follows:

a) The Confidential Information is a valuable trade secret licensed to the Licensee by the Licensor and/or related companies, and I will not use the Confidential Information other than within the course and scope of my employment responsibilities and functions.

b) I will not release or divulge any Confidential Information unless first expressly authorized to do so in writing by a superior or an officer of the Licensee; provided, however, that during the period of my employment, I will be permitted to release or divulge the same, or any portion thereof, to persons employed or otherwise closely associated with the Licensee, but only to the extent that such persons have a need to know the same within the course and scope of their employment by, or close association with, the Licensee (for example, attorneys and/or accountants retained by the Licensee.)

c) Any and all publications/copies/disclosures of the Confidential Information in any form, which may be presented to me or to which I may be granted access, are on loan and will at all times remain, the exclusive property of the Licensee and/or the Licensor; the Confidential Information is being given to me in trust and confidence; and I will accept the same subject to such trust.

d) During the period of my employment by the Licensee, I will take all necessary steps to safeguard and maintain the secrecy and confidentiality of the Confidential Information in my possession or control, including (by way of illustration and not limitation) (i) securing the Confidential Information in locked or otherwise secured files; and (ii) refraining from making copies or reproductions of the Confidential Information, or any portions thereof, unless necessary for the carrying out of my employment responsibilities, or if first expressly authorized to do so by a superior or an officer of the Licensee.

e) Upon the termination of my employment by the Licensee, I will immediately return to the Licensee any and all Confidential Information and all copies thereof, which may have been entrusted to me or which I may have generated or copied, as well as any physical property of the Licensee, including books, tapes, equipment, and the like, whether proprietary or not, which I may have in my possession or control.

f) My obligations with respect to the Confidential Information will continue beyond the period of my employment.

6) All inventions, discoveries, developments, improvements, innovations, and writings, whether or not eligible for patent and/or copyright protection (hereinafter collectively referred to as "Innovations" or "Inventions" as may be appropriate), conceived or made by me either solely or in concert with others, during the period of my employment by the Licensee (including, but not limited to, any period prior to the date of this Agreement) whether or not made or conceived during working hours, which (a) relate in any manner to the existing or contemplated business, or the development of activities, of the Licensee and/or the Licensor, or (b) are suggested by, or result from, my work for the Licensee, or (c) result from my use of the Licensee's time, materials, or facilities, will be the sole and exclusive property of the Licensor. Any Inventions made by me, or disclosed by me to a third party, or described in a patent application of mine,

within 9 months following the period of my employment by the Licensee, will be presumed to have been conceived or made by me during the period of my employment with the Licensee, unless I can prove they were entirely conceived and made by me following the period of such employment.

7) I will promptly make a full disclosure to the Licensor, and hold in trust for the sole right and benefit of the Licensor, any and all Inventions which I may solely or jointly conceive, write, develop, reduce to practice; or cause to be conceived, written, developed, or reduced to practice, during the period of time I am employed by the Licensee, and thereafter in accordance with the provisions of this Agreement.

8) I hereby assign and agree to assign to the Licensor, all of my right, title and interest in and to all my Inventions, if any, and agree, during and subsequent to my employment, to execute and deliver to the Licensor, ownership, title and exclusive rights therein, all without charge.

9) I hereby assign and agree to assign to the Licensor all of my right, title and interest in and to any and all United States and foreign patents and copyrights covering my Inventions, and all reissues, registrations and renewals thereof. I further agree, during and subsequent to my employment, to aid (i) in the prosecution of any United States or foreign applications for Letters Patent or the registration of copyrights covering such inventions and (ii) in the enforcement of any such patents or copyrights. In this connection, I will, at the Licensor's request and expense, execute, acknowledge and deliver any and all documents and oaths, and take such further action considered necessary by the Licensor for the foregoing purposes, without charge.

10) In the event the Licensor is unable, for any reason whatsoever, to secure my signature to any lawful and necessary documents required to assign, apply for, or prosecute any United States or foreign applications for Letters Patent or the registration of copyrights in and to my inventions or otherwise which belong to the Licensor by virtue of the provisions of this Agreement or otherwise, I hereby irrevocably designate and appoint the Licensor and its duly authorized officers and agents as my agent and attorney in-fact, to act for and in my behalf and stead to execute and file any such assignments and applications, and to do all other lawfully permitted acts to further the prosecution and issuance of Letters Patent thereon and/or registrations of copyrights with the same legal force and effect as if executed by me.

11) My compensation as an employee of the Licensee will cover any Inventions which I may conceive or make hereunder, and I will not be entitled to any additional compensation therefore.

12) I represent to the Licensee and the Licensor that I have no right, title or interest in or to any invention which has been made, conceived or reduced to practice by me (solely or jointly with others) prior to my employment by the Licensee.

13) My services, and the Confidential Information which may be entrusted to me, are unique, and, if I breach this Agreement, the Licensee and the Licensor will not be adequately compensated by damages. Therefore, if I violate the terms of this Agreement, either during or after my employment, the Licensee and the Licensor will be entitled, in addition to all other remedies available to either, to equitable relief by injunction or otherwise, thereby enjoining or restraining me, and those persons acting in concert with me, from the continuation of any

breaches hereof. The right to equitable relief granted in the foregoing sentence will not preclude the Licensee or the Licensor from seeking actual money damages from me or any other party in the event of a breach or threatened breach of this Agreement.

14) During my employment by the Licensee, and for one year after termination of such employment, I will not; (a) directly or indirectly, or in concert with others, employ or attempt to employ or solicit for any employment any of the Licensee's or Licensor's employees, (b) conduct, operate, consult, advise or in any manner be associated, directly or indirectly, with any business or operation substantially similar to or competitive with that conducted by the Licensee within the Licensee's Territory (as defined by Licensee's license agreement). Such restriction includes the furnishing and/or use of the Confidential Information to any person and/or entity, whether gratuitously, on a consulting basis, as an owner, shareholder, partner, employee or associate. For informational purposes, the Territory as it currently exists is shown on an attachment to this Agreement.

15) Nothing contained in this Agreement will be construed to prevent me from engaging in a lawful profession, trade or business after my employment with the Licensee. I confirm that I possess valuable skills unrelated to the Licensed Business and have the ability to be self-supporting and employed regardless of the restrictions described in this Agreement. I also acknowledge that the restrictions of this Agreement will <u>not</u> prevent me from practicing a lawful profession, trade, or business and are limited to the express restrictions detailed herein. This Agreement will be construed only as one which prohibits me from engaging in practices unfair to the Licensee, and which are in violation of the confidence and trust reposed in me by the Licensee with respect to its Confidential Information.

16) The parties agree to the following dispute resolution provisions:

a) Any litigation, claim, dispute, suit, action, controversy, or proceeding of any type whatsoever including any claim for equitable relief and/or where you are acting as a "private attorney general," suing pursuant to a statutory claim or otherwise, between or involving you and us on whatever theory and/or facts based, and whether or not arising out of this Agreement, and including any dispute involving the Licensor, ("Claim") will be processed in the following manner, you and we each expressly waiving all rights to any court proceeding, except as expressly provided below at sub-sections (g) and (h) below:

i) <u>First</u>, submitted to non-binding mediation for a minimum of 4 hours before (1) a mediation organization approved by all parties, or (2) by Judicial Arbitration and Mediation Service ("JAMS") or its successor (or an organization designated by JAMS or its successor). The Licensee will pay the costs of the first 4 hours of any mediation, and no mediation is required to extend beyond such 4 hour period. Any mediation/arbitration (and any appeal of arbitration) will be conducted by a mediator/arbitrator experienced in franchising. Any party may be represented by counsel and may, with permission of the mediator, bring persons appropriate to the proceeding.

ii) Second, submitted to and finally resolved by binding arbitration before and in accordance with the arbitration rules of JAMS or its successor (or an organization designated by JAMS or its successor); provided that, in any case, arbitration may be filed prior to a face-to-face meeting and/or mediation, with such face-to-face meeting and/or mediation to follow as quickly thereafter as possible.

iii) Third, a final award by an arbitrator (there will be no appeal of interim awards or other interim relief), may be appealed within 30 days of such final award. Appeals will be conducted before a 3-arbitrator panel appointed by the same organization as conducted the arbitration, each member of which must be experienced in franchising. The arbitration panel will not conduct any trial de novo or other fact-finding function. Such panel's decision will be in writing, may be entered in any court having jurisdiction and will be binding, final and non-appealable.

b. Any mediation/arbitration (and any appeal of arbitration) will be conducted at the Licensee's then-current principal offices and by a mediator/arbitrator experienced in the legal subject matter of the matter; but if the Licensor provides notice that it believes its interests are involved in any such mediation/arbitration, in which case the mediation/arbitration will be conducted at the Licensor's then-current principal offices (the Licensor's present principal offices are located at   ) and the parties to this Agreement understand that conducting any mediation/arbitration at those offices, or at the Licensee's or Licensor's then-current principal offices, may involve additional expense and/or inconvenience for the undersigned.) The Licensee will pay the fees and expenses of the mediator(s) and arbitrator(s) (but if the Licensor provides notice that it believes its interests are involved in any such mediation/arbitration the Licensor and Licensee will equally share such costs); provided that i) the parties will otherwise each bear their own costs, including attorneys fees, and ii) for matters not settled through agreement of the parties, the arbitrator may assess all, or any portion, of the fees and costs incurred in connection with any arbitration and/or appeal (but not any attorneys' fees) against the party who does not prevail. Each participant must submit or file any claim which would constitute a compulsory counterclaim (as defined by the applicable rule under the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim, which is not submitted or filed in such proceeding, will be forever barred. The arbitrator's award will be in writing. On request by either party, the arbitrator (or appeal panel) will provide to all disputants a reasoned opinion with findings of fact and conclusions of law and the party so requesting will pay the arbitrator's fees and costs connected therewith.

c) Judgment on any preliminary or final arbitration award (subject to the opportunity for appeal as contemplated above) may be entered in any court having jurisdiction and will be binding, final and non-appealable.

d) The parties each knowingly waive all rights to trial by a court or jury, understanding that arbitration may be less formal than a court or jury trial, may use different rules of procedure and evidence and that appeal is generally less available, still strongly preferring, and having mutually selected, mediation and/or arbitration as provided in this Agreement to resolve any disputes, the parties having had an express meeting of the minds on each these matters. The Licensee intends to, and the Employee expressly agrees that the Licensee may, fully enforce each of the provisions of this Agreement, including those relating to

arbitration, waiver of jury trial, venue, choice of laws, or otherwise, having had an express meeting of the minds regarding each of such matters.

e) Notwithstanding any provision of this Agreement or otherwise relating to which state or other laws this Agreement will be governed by, any provisions of state, or other law to the contrary, the Licensee and the Employee mutually intend and agree that (i) the arbitrator will decide any and all questions relating in any way to the parties' agreement (or claimed agreement) to arbitrate, including but not limited to applicability, subject matter, timeliness, scope, remedies, claimed unconscionability and any alleged fraud in the inducement and/or the enforcement of the agreement to arbitrate contained herein and that this Agreement and all related matters will be governed exclusively by the Federal Arbitration Act (9 U.S.C. § 1 et seq.) and the federal common law of arbitration and (ii) the Licensee and the Employee mutually intend and agree (and have expressly had a meeting of the minds) to fully enforce all of the provisions of this Agreement and all other documents signed by the Licensee and the Employee, including (but not limited to) all venue, choice of law, mediation/arbitration provisions and other dispute avoidance and resolution provisions and to rely on federal preemption under the Federal Arbitration Act (9 U.S.C. § 1 et seq.).

f) No party will be required to post a bond in order to obtain any injunctive or other equitable relief. Any claim will be conducted and resolved on an individual basis only and not on a class-wide, multiple plaintiff or similar basis.

g) These dispute resolution provisions apply to any claims/arbitration between the parties (including any dispute involving the Licensor and/or any person/entity related in any way to it), and/or by any owner and/or affiliate thereof, or which could be brought in their behalf or by any successor; provided that any claims or disputes relating primarily to the validity of the Licensor's Marks and/or any Intellectual Property licensed to the Licensee will be subjected to court proceedings; provided that only the portion of any claim or dispute relating primarily to the validity of the Marks and/or any Intellectual Property licensed to the Licensee and requesting equitable relief will be subject to court action, and any portion of such claim seeking monetary damages will be subject to the process outlined above.

h) Subject to the foregoing obligations regarding mediation/arbitration, any litigation (for example, to enforce such obligations) between the undersigned (or involving the Licensor) will be held in the United States District Court encompassing the Licensee's then-current headquarters (the "Proper Federal Court"). Proceedings will be held only in the Proper Federal Court, subject to the following exceptions:

i) if a basis for federal jurisdiction does not exist, then any such proceeding will be brought exclusively before a court in the most immediate state judicial district encompassing the Licensee's then-current headquarters and having subject matter jurisdiction (the "Proper State Court");

ii) proceedings to remove or transfer a matter to the Proper Federal Court and/or to compel arbitration as contemplated by this Agreement may be brought in the court where the applicable action is pending and/or the Proper State or Federal Court; and

iii) any action primarily with respect to any real and/or personal property (including any action in unlawful detainer, ejectment or otherwise) may be brought in any court of competent jurisdiction and/or the Proper State or Federal Court.

17) Upon the termination of the Employee's employment, the Licensee will notify anyone thereafter employing me of the existence and provisions of this Agreement.

18) The employee understands that his/her employment is at will, and that just as the Employee may terminate his/her employment at any time and for any reason (or for no reason), the Licensee may do the same, unless a fixed term is specified herein or in another writing, executed by the Employee and the Licensee.

19) The Employee represents that he/she has no existing agreements with, obligations to, or interest in any other party that keep the Employee from complying with his/her obligations under this Agreement, or which may give rise to a conflict of interest, except those identified on the attached list signed by the Employee and the Licensee. If no list is attached, the Employee agrees that there are no such agreements, obligations or interests on my part. In addition, the Employee agrees to promptly disclose in writing to his/her superior any future agreements, obligations and/or interests which may preclude or conflict with his/her obligations hereunder.

20) The Employee will not use on behalf of, or divulge to, the Licensee, or its agents or employees, during his/her employment by the Licensee, confidential or trade secret information acquired during any prior employment of his/hers or from any other source outside of the Licensee, provided, of course, that the Employee knows or should know of its nature as confidential or a trade secret.

21) The Employee understands and confirms that he/she has no authority whatsoever to make any commitment or enter into any arrangement or contract on behalf of the Licensee unless authorized by an officer of the Licensee in writing.

22) The Licensee and the Employee agree that this Agreement supersedes any prior oral agreement and/or written agreement by and between them relating generally to the subject matter of this Agreement; the Employee represents and warrants that there are no such prior oral agreement and/or written agreement.

23) The Licensee and the Employee agree that, if it is determined that any provision of this Agreement is illegal or unenforceable, such provision will be enforced to the fullest extent permissible under governing law and such determination will solely affect such provision and not impair the remaining provisions of this Agreement. The time period of the restrictions described in this Agreement will be extended by the length of time during which the Employee is in breach of any such provision of this Agreement.

24) The Licensee and the Employee agree that this Agreement will be construed, and the validity, performance and enforcement hereof will be governed by the laws of the State in which the Licensee's headquarters is located.

25) A waiver by the Licensee or Licensor of any breach of this Agreement on the Employee's part will not operate as or be construed as a waiver of any subsequent breach hereof.

26) This Agreement will inure to the benefit of and be enforceable by the Licensee and the Licensor, and any successors and assigns of the foregoing, and that it will be binding upon the Employee, his/her executors, administrators, legatees, distributees, heirs and other successors in interest. The Licensor is an intended third-party beneficiary of this Agreement and may protect its interests by enforcing the parties' obligations, but the Licensor is not a party to this Agreement, is not the employer of, and has no obligations to, the Employee.

27) The Employee has read the foregoing provisions, understands that this Agreement defines the terms and conditions under which the Licensee is willing to employ or continue to employ the Employee, is executing this Agreement and agreeing to abide by its provisions voluntarily, and the Licensee has given the Employee a copy of this Agreement for his/her future reference so as to avoid any possible oversights or misunderstandings regarding its provisions.

Dated ______________________, 20__ at ______________________, ________
City State

LICENSEE:

____

By: ___________________________

Its: ___________________________

EMPLOYEE:

____

____
Employee's signature

____
Employee's name

TERRITORY

The "Territory" is as follows:

16114 Lakewood Blvd., Bellflower, California 90706

Note: Boundary lines include only the area within the boundary line and extend only to the middle of the boundary demarcation (for example, only to the middle of a street or highway.)